Exhibit 2.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

Dated as of June 2, 2014

by and among

ELEMENT FINANCIAL CORPORATION

and

PHH CORPORATION

i

TABLE OF CONTENTS (CONT’D)

ii

TABLE OF CONTENTS (CONT’D)

			Page

Section 8.12		Severability	67
Section 8.13		Definitions	67
Section 8.14		Interpretation	81

EXHIBITS

Exhibit A	-	Financial Statement Principles
Exhibit B	-	Example Statement of Net Assets
Exhibit C	-	Form of Transition Services Agreement (Services to Fleet Business)
Exhibit D	-	Form of Transition Services Agreement (Services to the Company)
Exhibit E	-	IRS Form 8023

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of June 2, 2014 (this “Agreement”), is made and entered into by and among PHH Corporation, a Maryland corporation (the “Company”), and Element Financial Corporation, an Ontario corporation (“Buyer”).  Each of the foregoing parties is referred to herein as a “Party” and collectively as the “Parties”.  Defined terms used herein have the meanings set forth in Section 8.13.

W I T N E S S E T H

WHEREAS, the Company, through certain of its wholly-owned Subsidiaries is engaged, in the United States of America and Canada, in the business of providing fleet management services, which services include fleet leasing services, fleet management, maintenance services, accident management services, fuel card programs, data warehousing, information management and online systems support and access, and obtaining related financings (collectively, the “Fleet Business”);

WHEREAS, the Company conducts the Fleet Business in the United States of America through PHH Vehicle Management Services Group LLC, a Delaware limited liability company (“PHHVMS”), PHH Sub 1, Inc., a Delaware corporation (“Fleet Sub 1”), and PHH Sub 2, Inc., a Delaware corporation (“Fleet Sub 2” and, together with PHHVMS and Fleet Sub 1, the “U.S. Transferred Entities”), and their respective direct and indirect Subsidiaries;

WHEREAS, the Company and PHHMC (each, a “Fleet U.S. Equity Seller”) own all of the issued and outstanding Equity Interests (the “Fleet U.S. Equity”) in the U.S. Transferred Entities;

WHEREAS, the Company conducts the Fleet Business in Canada through PHH Vehicle Management Services Inc., a Canadian corporation (“PHHVMSC”), and its direct and indirect Subsidiaries;

WHEREAS, PHHCH (the “Fleet Canadian Equity Seller” and, together with the Fleet U.S. Equity Sellers, the “Fleet Equity Sellers”) owns all of the issued and outstanding Equity Interests (the “Fleet Canadian Equity” and, together with the Fleet U.S. Equity, the “Fleet Equity”) in PHHVMSC (the “Canadian Transferred Entity” and, together with the U.S. Transferred Entities, the “Transferred Entities”);

WHEREAS, immediately prior to the Closing, PHHVMS will distribute all of the issued and outstanding Equity Interests in the Fleet Canadian Equity Seller to the Company;

WHEREAS, Buyer desires to cause a wholly-owned Subsidiary of Buyer (the “Fleet U.S. Buyer”) to purchase the Fleet U.S. Equity from the Fleet U.S. Equity Sellers, and the Company desires to sell (and to cause the other Fleet U.S. Equity Seller to sell) all of the Fleet U.S. Equity to the Fleet U.S. Buyer, upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, Buyer desires to cause a wholly-owned Subsidiary of Buyer (the “Fleet Canadian Buyer”), immediately after the transfer of the Fleet U.S. Equity to the Fleet U.S. Buyer, to purchase the Fleet Canadian Equity from the Fleet Canadian Equity Seller, and the

Company desires to cause the Fleet Canadian Equity Seller to sell all of the Canadian Fleet Equity to the Fleet Canadian Buyer, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1            Purchase and Sale.  At the Closing, upon the terms and subject to the conditions of this Agreement, the following steps shall occur in the order set forth below:

(a)           (i) the Company shall sell (and cause the other Fleet U.S. Equity Seller to sell) to the Fleet U.S. Buyer, and Buyer shall cause the Fleet U.S. Buyer to purchase from the Fleet U.S. Equity Sellers, all of the Fleet U.S. Equity Sellers’ right, title and interest in and to the Fleet U.S. Equity; and (ii) the Company shall assign (or cause the applicable Non-Fleet Subsidiary to assign), and Buyer or its designees shall assume, effective as of the Closing, all rights, liabilities and obligations of the Company or such Non-Fleet Subsidiary under the Contracts set forth in Section 1.1(a) of the Company Disclosure Schedule (the “Assumed Contracts”); and

(b)           immediately after the transfer of the Fleet U.S. Equity to the Fleet U.S. Buyer, the Company shall cause the Fleet Canadian Equity Seller to sell to the Fleet Canadian Buyer, and Buyer shall cause the Fleet Canadian Buyer to purchase from the Fleet Canadian Equity Seller, all of the Fleet Canadian Equity Seller’s right, title and interest in and to the Fleet Canadian Equity.

Section 1.2            Purchase Price.  Upon the terms and subject to the conditions of this Agreement, at the Closing:

(a)           Buyer shall cause the Fleet U.S. Buyer, in consideration for the purchase of the Fleet U.S. Equity pursuant to Section 1.1(a), to pay to the account or accounts designated by the Fleet U.S. Equity Sellers by wire transfer of immediately available funds the Initial U.S. Purchase Price determined in accordance with Section 1.4(a)(ii); and

(b)           Buyer shall cause the Fleet Canadian Buyer, in consideration for the purchase of the Fleet Canadian Equity pursuant to Section 1.1(b), to pay to the account or accounts designated by the Fleet Canadian Equity Seller by wire transfer of immediately available funds the Initial Canadian Purchase Price determined in accordance with Section 1.4(a)(iii).

Each of the Initial U.S. Purchase Price and the Initial Canadian Purchase Price is subject to further adjustment following the Closing in accordance with Section 1.4.  The rights, liabilities and obligations of the Company under the Assumed Contracts shall be transferred to Buyer or its designees for no separate consideration.

Section 1.3            Closing.  The closing of the purchase and sale of the Fleet Equity (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, NY 10022 at 10:00 a.m. (local time) on the date that is the last Business Day of the calendar month in which the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) are satisfied or waived, or such other date, time or place that is agreed to in writing by the Parties.  The date on which the Closing occurs being referred to herein as the “Closing Date.”

Section 1.4            Purchase Price Adjustment.

(a)           Determination of Initial Purchase Price.

(i)            No later than two Business Days prior to the Closing Date, the Company shall prepare and deliver to Buyer a certificate setting forth its good faith estimate of: (A) the U.S. Net Assets as of the Closing Date (the “Estimated U.S. Net Assets”) and (B) the Canadian Net Assets as of the Closing Date (the “Estimated Canadian Net Assets”).  The Estimated U.S. Net Assets and the Estimated Canadian Net Assets will be prepared in conformity with the Financial Statement Principles and Exhibit B.

(ii)           At the Closing, Buyer shall cause the Fleet U.S. Buyer to pay to the Fleet U.S. Equity Sellers an amount in cash equal to the sum of (A) the U.S. Base Price and (B) an amount equal to the Estimated U.S. Net Assets minus the Reference U.S. Net Assets (which amount may be positive or negative).  The U.S. Base Price as adjusted pursuant to this Section 1.4(a)(ii) is referred to herein as the “Initial U.S. Purchase Price”.

(iii)          At the Closing, Buyer shall cause the Fleet Canadian Buyer to pay to the Fleet Canadian Equity Seller an amount in cash equal to the sum of (A) the Canadian Base Price and (B) an amount equal to the Estimated Canadian Net Assets minus the Reference Canadian Net Assets (which amount may be positive or negative).  The Canadian Base Price as adjusted pursuant to this Section 1.4(a)(iii) is referred to herein as the “Initial Canadian Purchase Price”.

(b)           Post-Closing Purchase Price Adjustment.

(i)            Within 45 days following the Closing Date, Buyer shall deliver to the Company the following (collectively, the “Preliminary Adjustment Statement”):

(A)          an unaudited combined balance sheet of the Fleet Business as of the Closing Date (the “Preliminary Closing Balance Sheet”), prepared by Buyer in accordance with the Financial Statement Principles; and

(B)          a reasonably detailed calculation by Buyer of the U.S. Net Assets and the Canadian Net Assets, in each case as of the Closing Date, based on the Preliminary Closing Balance Sheet (such amounts, the

“Closing Adjustment Amounts”).  The Closing Adjustment Amounts will be prepared in conformity with the Financial Statement Principles and Exhibit B.

(ii)           The Company shall have 45 days (the “Review Period”) following receipt of the Preliminary Adjustment Statement to review the Preliminary Closing Balance Sheet and the calculation of the Closing Adjustment Amounts and to notify Buyer in writing if it disputes any of the items set forth on the Preliminary Adjustment Statement (the “Disagreement Notice”).  In connection with the Company’s review of the Preliminary Adjustment Statement, the Company and its Representatives shall have reasonable access, during normal business hours and upon reasonable notice, to all relevant work papers, schedules, memoranda and other documents prepared by Buyer or its Representatives in connection with its preparation of the Preliminary Closing Balance Sheet and/or its calculation of the Closing Adjustment Amounts and to finance personnel and accountants of Buyer and its Subsidiaries and any other information which the Company reasonably requests, and Buyer shall, and shall cause its Representatives to, cooperate reasonably with the Company and its Representatives in connection therewith.

(iii)          In the event that the Company shall deliver a Disagreement Notice to Buyer, Buyer and the Company shall cooperate in good faith to resolve such dispute as promptly as practicable and, upon such resolution, if any, any adjustments to the Preliminary Closing Balance Sheet and Closing Adjustment Amounts shall be made in writing in accordance with the agreement of Buyer and the Company.  If the Company does not deliver a Disagreement Notice to Buyer before the expiration of the Review Period, effective as of 12:01 a.m., New York City Time, on the day immediately following the last day of the Review Period, the Closing Adjustment Amounts as shown in the Preliminary Adjustment Statement shall become final, conclusive and binding on the parties hereto and shall constitute the respective Final Adjustment Amounts for purposes of Section 1.4(b)(vii), Section 1.4(b)(ix) and Section 1.4(b)(x).

(iv)          If Buyer and the Company are unable to resolve any such dispute within 30 days or such longer period as Buyer and the Company shall mutually agree in writing (the “Resolution Period”) after the Company’s delivery of the Disagreement Notice, such dispute shall be promptly submitted to a mutually acceptable nationally recognized firm of independent certified public accountants that has not provided material services to either the Company or Buyer or their Affiliates in the preceding three years, or if no such firm is available and willing to serve, then a mutually acceptable expert in public accounting, in each case, upon which Buyer and the Company shall have mutually agreed (an “Independent Accounting Firm”).  If the parties are unable to agree on an Independent Accounting Firm within 15 days following the expiration of the Resolution Period, either party may request CPR to appoint a senior partner in a nationally recognized accounting firm to serve as the Independent Accounting Firm.

(v)           If any remaining items in dispute (“Unresolved Items”) are submitted to the Independent Accounting Firm for resolution, each of Buyer and the Company shall submit to the Independent Accounting Firm (with a copy delivered to the other Party on the same day), within 15 days after the date of the engagement of the

Independent Accounting Firm, a memorandum (which may include supporting exhibits) setting forth their respective positions on the Unresolved Items.  Each of Buyer and the Company may (but shall not be required to) submit to the Independent Accounting Firm (with a copy delivered to the other Party on the same day), within 30 days after the date of the engagement of the Independent Accounting Firm, a memorandum responding to the initial memorandum submitted to the Independent Accounting Firm by the other Party.  Unless requested by the Independent Accounting Firm in writing, no Party may present any additional information or arguments to the Independent Accounting Firm, either orally or in writing.  The Independent Accounting Firm shall be given reasonable access to all relevant records of the Fleet Business to calculate the Closing Adjustment Amounts.

(vi)          The Independent Accounting Firm shall act as an expert and not as an arbitrator to calculate, based solely on the written submissions of Buyer, on the one hand, and the Company, on the other hand, and not by independent investigation, the Closing Adjustment Amounts and shall be instructed that its calculation (A) must be made in accordance with the Financial Statement Principles, and (B) with respect to each item in dispute, must be within the range of values established for such amount as determined by reference to the value assigned to such amount by the Company in the Disagreement Notice and by Buyer in the Preliminary Adjustment Statement.  The Independent Accounting Firm shall submit such calculation to the Company and Buyer as soon as practicable, but in any event within 30 days after the Unresolved Items are submitted to the Independent Accounting Firm.  Except for any dispute to the extent relating to any interpretation of Law or terms of this Agreement, the determination by the Independent Accounting Firm of the Closing Adjustment Amounts, as set forth in a written notice delivered to Buyer and the Company by the Independent Accounting Firm in accordance with this Agreement shall be binding and conclusive on Buyer and the Company.

(vii)         The Closing Adjustment Amounts as determined after all disputes have been resolved in accordance with this Section 1.4 are referred to herein collectively as the “Final Adjustment Amounts” and individually as the “Final U.S. Net Assets”, the “Final Canadian Net Assets”, respectively, and the Preliminary Closing Balance Sheet, as revised reflect the Final Adjustment Amounts, shall be referred to herein as the “Final Closing Balance Sheet”.

(viii)        Buyer and the Company agree that the procedures set forth in this Section 1.4 for resolving disputes with respect to the Preliminary Closing Balance Sheet and the calculation of Closing Adjustment Amounts shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit any Party from instituting any Action to enforce any decision pursuant to the terms hereof by the Independent Accounting Firm in any court of competent jurisdiction.  Except for any dispute to the extent relating to any interpretation of Law or terms of this Agreement, the substance of the Independent Accounting Firm’s determination shall not be subject to review or appeal, absent a showing of fraud.  It is the intent of the Parties to have any determination of Unresolved Items by the Independent Accounting Firm proceed in an expeditious manner; however, any deadline or time period contained herein may be extended or modified by agreement of the Parties and the Parties agree that the failure of the Independent Accounting Firm to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Independent Accounting Firm.  Any expenses relating to the engagement of the Independent Accounting Firm in respect of its services pursuant to this Section 1.4 shall be shared equally by Buyer and the Company.

(ix)          The final U.S. purchase price (the “Final U.S. Purchase Price”) shall be equal to the sum of (A) the Initial U.S. Purchase Price and (B) an amount equal to the Final U.S. Net Assets minus the Estimated U.S. Net Assets (which amount may be positive or negative).  The amount derived by subtracting the Initial U.S. Purchase Price from the Final U.S. Purchase Price is referred to as the “Final U.S. Closing Adjustment”.

(x)           The final Canadian purchase price (the “Final Canadian Purchase Price”) shall be equal to the sum of (A) the Initial Canadian Purchase Price and (B) an amount equal to the Final Canadian Net Assets minus the Estimated Canadian Net Assets (which amount may be positive or negative).  The amount derived by subtracting the Initial Canadian Purchase Price from the Final Canadian Purchase Price is referred to as the “Final Canadian Closing Adjustment”.

(xi)          Buyer (if sum of the Final U.S. Closing Adjustment and the Final Canadian Closing Adjustment is a positive number) or the Company (if sum of the Final U.S. Closing Adjustment and the Final Canadian Closing Adjustment is a negative number), as the case may be, shall (or shall cause their applicable Subsidiaries to), within five Business Days after the later of: (A) the determination of the Final U.S. Net Assets pursuant to this Section 1.4; and (B) the determination of the Final Canadian Net Assets pursuant to this Section 1.4 make payment to the other (or their applicable Subsidiaries) by wire transfer of immediately available funds to one or more accounts designated by the other (or their applicable Subsidiaries) an amount equal to the absolute value of the sum of the Final U.S. Closing Adjustment and the Final Canadian Closing Adjustment as determined pursuant to this Section 1.4.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Buyer that, except as disclosed in the disclosure schedule delivered by the Company to Buyer simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”) (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article II, or to one or more of the Company’s covenants contained in Article IV, except that any disclosure set forth in one section of the Company Disclosure Schedule will be deemed to apply to all other sections or subsections thereof to the extent that the applicability of such disclosure to such other sections or subsections is readily apparent on the face of such disclosure) or as set forth in (or incorporated by reference in) any of the Company SEC Documents filed (or amended) at least three days prior to the date of this Agreement, excluding any disclosures that contain cautionary, predictive or forward-looking statements, including any disclosures under the headings “Risk Factors” and “Forward Looking Statements”:

Section 2.1            Organization, Standing and Corporate Power.

(a)           The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland.  The Company has all requisite corporate power and authority necessary to own or lease all of its properties and assets used in the Fleet Business and to carry on the Fleet Business as it is now being conducted.  The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the Fleet Business or the character or location of the properties and assets owned or leased by it and used in the Fleet Business makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Fleet Material Adverse Effect.

(b)           Each Fleet Equity Seller (other than the Company) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.  Each such Fleet Equity Seller has all requisite corporate or other power and authority necessary to own or lease all of its properties and assets used in the Fleet Business and to carry on the Fleet Business as it is now being conducted.  Each such Fleet Equity Seller is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the Fleet Business or the character or location of the properties and assets owned or leased by it and used in the Fleet Business makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Fleet Material Adverse Effect.

(c)           Each Fleet Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.  Each Fleet Subsidiary has all requisite corporate or other power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  Each Fleet Subsidiary is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Fleet Material Adverse Effect.

(d)           The Company has made available to Buyer or its counsel complete and correct copies of the articles of incorporation and bylaws or similar organizational documents of each Fleet Equity Seller and each Fleet Subsidiary, in each case as amended to the date of this Agreement.

Section 2.2            Capitalization.

(a)           The authorized, issued and outstanding Equity Interests of each Fleet Subsidiary are set forth on Section 2.2 of the Company Disclosure Schedule.  All of the outstanding Equity Interests of the Fleet Subsidiaries have been duly authorized and are validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, call option, preemptive right, right of first offer, right of first refusal or similar right.  There are no authorized, issued or outstanding preemptive rights, options, warrants, conversion rights, exchange rights, equity appreciation, phantom equity or similar rights, redemption rights, purchase or repurchase rights, agreements, arrangements, calls, commitments, Contracts or other rights of any kind that could obligate the Company or any of its Subsidiaries to issue, deliver, grant or sell any Equity Interests of any of the Fleet Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire or a right to receive any economic benefit or right similar to or derived from the economic benefits and rights enjoyed by or accruing to holders of, any Equity Interests of any of the Fleet Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire, and no voting trusts, proxies or other agreements or understandings with respect to the voting of, any Equity Interests of any of the Fleet Subsidiaries.

(b)           All the outstanding shares of capital stock of, or other Equity Interests in, each Transferred Entity are owned directly or indirectly by the Company free and clear of all Encumbrances (other than Permitted Encumbrances).  All the outstanding shares of capital stock of, or other Equity Interests in, each Fleet Subsidiary (other than the Transferred Entities) are owned directly or indirectly by the Transferred Entities free and clear of all Encumbrances (other than Permitted Encumbrances).  Other than the Equity Interests of other Fleet Subsidiaries, no Fleet Subsidiary owns directly or indirectly any Equity Interests of any Person or any securities or obligations convertible or exchangeable into or exercisable for, or giving such Fleet Subsidiary a right to subscribe for or acquire or a right to receive any economic benefit or right similar to or derived from the economic benefits and rights enjoyed by or accruing to holders of, any Equity Interests of any Person.

Section 2.3            Authority; Noncontravention.

(a)           The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions.  The execution and delivery of and performance by the Company under this Agreement, and the consummation of the Transactions, have been duly authorized and approved by all necessary corporate action by the Company (including by the Company Board), and no other action on the part of the Company or the holders of any security of the Company is necessary to authorize the execution and delivery of and performance by the Company under this Agreement and the consummation by it of the Transactions.  This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by Buyer, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b)           Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will: (i) conflict with or violate any provision of the articles of incorporation and bylaws of the Company or similar organizational documents of any of the Fleet Equity Sellers or the Fleet Subsidiaries; (ii) assuming that each of the consents, authorizations and approvals referred to in Section 2.4 is obtained (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 2.4 are made and any applicable waiting periods referred to therein have expired, violate any Law applicable to the Company or any of the Fleet Equity Sellers or the Fleet Subsidiaries; or (iii) assuming each of the consents or approvals (from Persons other than Governmental Authorities) listed in Section 4.3(g) of the Company Disclosure Schedule are obtained, result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any loss of a benefit under or any right of termination, amendment, acceleration or cancellation of, any Fleet Material Contract or any other material Contract to which the Company or any of its Subsidiaries is a party, or result in the creation of an Encumbrance, other than any Permitted Encumbrance, upon any of (A) the Fleet Equity or any of the Fleet Assets held by the Company or any of the Fleet Equity Sellers or (B) the properties or assets of any of the Fleet Subsidiaries, other than, in the case of clauses (ii) and (iii), any such conflict, breach, violation, default, loss or right as would not have a Fleet Material Adverse Effect.

Section 2.4            Governmental Approvals.  Except for: (a) any filings required under, and compliance with other applicable requirements of, the Securities Act, the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules of the NYSE; (b) filings required under, and compliance with other applicable requirements of, the HSR Act; (c) compliance with and applicable filings under the Competition Act; (d) compliance with state securities and “blue sky” Laws; and (e) each of the notices, consents, authorizations and approvals referred to in Section 2.4 of the Company Disclosure Schedule, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company, the consummation by the Company of the Transactions and the compliance by the Company with any of the terms or provisions hereof, other than, in each case, any such consents, approvals, filings, declarations or registrations the failure of which to be obtained or made would not have a Fleet Material Adverse Effect.

Section 2.5            Fleet Financial Statements; Undisclosed Liabilities.

(a)           Attached as Section 2.5(a) of the Company Disclosure Schedule are copies of (i) the audited combined financial statements of the Fleet Business as of and for the fiscal year ended December 31, 2012, including the combined balance sheet of the Fleet Business as of December 31, 2012 and the combined income statement and statements of cash flow and stockholders’ equity of the Fleet Business for the fiscal year ended December 31, 2012, (ii) the audited combined financial statements of the Fleet Business as of and for the fiscal year ended December 31, 2013, including the combined balance sheet of the Fleet Business as of December 31, 2013 and the combined income statement and statements of cash flow and stockholders’ equity of the Fleet Business for the fiscal year ended December 31, 2013 (the financial statements referred to in clauses (i) and (ii), the “Audited Fleet Financials”), and (iii) the unaudited reviewed combined financial statements of the Fleet Business as of and for the three months ended March 31, 2014, including the combined balance sheet of the Fleet Business as of March 31, 2014 and the combined income statement and statements of cash flow and stockholders’ equity of the Fleet Business for the three months ended March 31, 2014 (the

“Unaudited Fleet Financials” and, together with the Audited Fleet Financials, the “Fleet Financials”).

(b)           The Fleet Financials were derived from the books and records of the Company and its Subsidiaries and were prepared in accordance with GAAP (provided that the Unaudited Fleet Financials do not contain notes), consistently applied, as at the dates and for the periods presented, and present fairly in all material respects the financial position, results of operations and changes in cash flows and stockholders’ equity of the Fleet Business as at the dates and for the periods presented.

(c)           The Fleet Subsidiaries and the Fleet Business do not have any liabilities or obligations (whether absolute, accrued, contingent or otherwise, and whether due or to become due, but excluding any liabilities or obligations related or attributable to Taxes) that would be required to be reflected or reserved against on a combined balance sheet of the Fleet Business (including the notes thereto) prepared in accordance with GAAP, except for liabilities: (i) reflected or reserved against on the audited combined balance sheet (including the notes thereto) of the Fleet Business as of December 31, 2013 (the “Balance Sheet Date”); (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice; (iii) incurred on or after the date of this Agreement in connection with the transactions contemplated by this Agreement; or (iv) that would not have a Fleet Material Adverse Effect.

Section 2.6            Absence of Certain Changes.  Between the Balance Sheet Date and the date of this Agreement, (a) the Fleet Business has been conducted in all material respects in the ordinary course of business consistent with past practice, (b) there has not been any change, event, occurrence or effect that has had a Fleet Material Adverse Effect and (c) none of the Company or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would require the consent of Buyer under clauses (i), (ii), (iii), (vi), (x), (xiii), (xv) (xvi) or (xvii)(with respect to the clauses set forth in this sentence) of Section 4.1(b).

Section 2.7            Legal Proceedings.  There are no (a) Actions pending or, to the Company’s Knowledge, threatened in writing against any of the Fleet Subsidiaries or relating to the Fleet Business, nor (b) is there any injunction, order, judgment, ruling or decree imposed upon any of the Fleet Subsidiaries or relating to the Fleet Business, except, in each case of clauses (a) and (b), that would not have a Fleet Material Adverse Effect.

Section 2.8            Compliance With Laws; Permits.  The Fleet Business is being, and has been since January 1, 2012, conducted in compliance with all applicable laws, statutes, ordinances, codes, rules, regulations, decrees, judgments, injunctions and orders of Governmental Authorities (collectively, “Laws”) (other than Laws relating to Tax matters, employee benefits, employment and labor matters and compliance with Environmental Laws, which are governed under Section 2.9, Section 2.10, Section 2.11, and Section 2.12), except for instances of non-compliance that would not have a Fleet Material Adverse Effect.  Section 2.8 of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities required by Law for the conduct of the Fleet Business as it is now being conducted (collectively, “Fleet Permits”).  The Fleet Subsidiaries hold, and are, and have been since January 1, 2012, in compliance with, all Fleet Permits (other than with respect to Tax matters, employee benefits, employment and labor matters and environmental matters, which are governed under Section 2.9, Section 2.10, Section 2.11, and Section 2.12), except for failures to hold or be in compliance with any such Fleet Permit as would not have a Fleet Material Adverse Effect.

Section 2.9            Tax Matters.

(a)           Each of the Fleet Subsidiaries has timely filed or has had filed on its behalf, taking into account any extension of time within which to file, all material Tax Returns required to be filed by it, and all such Tax Returns are true and complete in all material respects.  The Fleet Subsidiaries have timely paid (or have had paid on their behalf) all material amounts of Taxes required to be paid or withheld by them, except with respect to matters contested in good faith and for which adequate reserves have been established.  All material amounts of Taxes required to be withheld, charged or collected by the Fleet Subsidiaries have been so withheld, charged or collected and timely remitted to the applicable Governmental Authority.

(b)           No deficiency, assessment or reassessment with respect to any material amount of Taxes has been proposed, asserted or assessed in writing against the Fleet Subsidiaries which has not been fully paid, settled or withdrawn.  None of the Company or its Subsidiaries has been notified since January 1, 2009 by any Governmental Authority in a jurisdiction where it does not file Tax Returns that any Fleet Subsidiary is subject to Tax or required to file Tax Returns in such jurisdiction.

(c)           None of the Fleet Subsidiaries has any material liability for Taxes of another Person (other than the Company or any of its Subsidiaries) pursuant to any Law (including U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law)).

(d)           No audit or other administrative or court proceedings are pending with any Governmental Authority with respect to any material amount of Taxes of the Fleet Subsidiaries, and no written notice or other indication thereof has been received.

(e)           None of the Fleet Subsidiaries has ever participated in any “listed” transaction, as defined in U.S. Treasury Regulation Section 1.6011-4(b)(2).

(f)            There is no outstanding agreement extending or waiving the period of assessment, reassessment or collection of any Taxes of the Fleet Subsidiaries and no request for any such extension or waiver is currently pending.

(g)           No Encumbrances for Taxes exist with respect to (i) any assets or properties of the Fleet Subsidiaries and (ii) to the extent not otherwise described in clause (i), any assets or properties of the Fleet Business, in each case except for Permitted Encumbrances.

(h)           None of the Fleet Subsidiaries is a party to, is bound by or currently has any liability under any tax sharing agreement, tax indemnity obligation or similar agreement with respect to Taxes or any advance pricing agreement, closing agreement or other similar agreement relating to Taxes with any Governmental Authority, in each case other than (i) an agreement to indemnify another Person for Taxes that is part of or associated with a Lease Agreement or (ii) a commercial contract the principal purpose of which does not relate to Taxes.

(i)            None of the Fleet Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j)            None of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) occurring during the two-year period ending on the date hereof.

(k)           None of the Canadian Fleet Subsidiaries will be required to include in a taxable period ending after the Closing Date any material item of taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized in such prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or any comparable provision of state, local or foreign Law.

(l)            Section 2.9(l) of the Company Disclosure Schedule sets forth the name and entity classification status for United States federal income Tax purposes for each Fleet Subsidiary.

(m)          No Fleet Subsidiary that is classified as a partnership for United States federal income Tax purposes has in effect an election under Section 754 of the Code.

(n)           None of the Fleet Equity derives, and none of the Fleet Equity has at any time within the past 60 months derived, more than 50% of its fair market value directly or indirectly from or from any combination of (i) real or immovable property situated in Canada, (ii) Canadian resource properties (as defined in the ITA), (iii) timber resource properties (as defined in the ITA) and (iv) options in respect of, or interests in, or for civil law, a right in, property described in any of clauses (i) to (iii), whether or not the property exists.

(o)           None of the Fleet Subsidiaries, other than the Canadian Fleet Subsidiaries, is or at any time has been (i) resident in Canada for the purposes of the ITA, (ii) carrying on business in Canada for the purposes of the ITA or (iii) otherwise subject to tax under the ITA.

(p)           The terms and conditions made or imposed in respect of every transaction (or series of transactions) between any Canadian Fleet Subsidiary and any Person that is (i) a non-resident of Canada for purposes of the ITA, and (ii) not dealing at arm’s length with the Fleet Subsidiary for purposes of the ITA, do not differ from those that would have been made between Persons dealing at arm’s length for purposes of the ITA.

(q)           There are no transactions or events that have resulted, and no circumstances existing which would reasonably be expected to result, in the application to any Canadian Fleet Subsidiary of sections 80, 80.01, 80.02, 80.03, 80.04 of the ITA or any analogous provision of any comparable Law of any province or territory of Canada.

(r)            No Canadian Fleet Subsidiary has incurred any deductible outlay or expense owing to a Person not dealing at arm’s length (for purposes of the ITA) with such Canadian Fleet Subsidiary the amount of which would, in the absence of an agreement filed under paragraph 78(1)(b) of the ITA, be included in such Canadian Fleet Subsidiary’s income for Canadian income tax purposes for any taxation year or fiscal period beginning on or after the Closing Date under paragraph 78(1)(a) of the ITA or any analogous provision of any comparable Law of any province or territory of Canada.

(s)            No Fleet Subsidiary has acquired property from a Person not dealing at arm’s length (for purposes of the ITA) with it in circumstances that would result in such Fleet Subsidiary becoming liable to pay Taxes of such Person under subsection 160(1) of the ITA or any analogous provision of any comparable Law of any province or territory of Canada.

(t)            For purposes of this Agreement: (i) “Taxes” means all federal, state, provincial, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, branch, capital, sales, use, ad valorem, value added, goods and services, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, employer health, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any of the foregoing, and whether disputed or not; and (ii) “Tax Returns” means any return, report, claim for refund, estimate, information return, declaration, election, notice or statement or other similar document required or permitted to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof whether in tangible or electronic form.

(u)           Except to the extent that Section 2.10 and Section 2.11 contain representations or warranties with respect to Taxes, this Section 2.9 constitutes the only representations and warranties of the Company relating to Tax matters.

Section 2.10          Employee Benefits Matters.

(a)           Section 2.10(a)(i) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each material Benefit Plan.  Each such Benefit Plan or portion thereof (i) sponsored by any Fleet Subsidiary, or (ii) that Buyer or any of its Affiliates is required to assume under applicable Law or pursuant to this Agreement is referred to herein as an “Assumed Plan”.  Section 2.10(a)(ii) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each Assumed Plan.  The Company has made available to Buyer a true and complete copy of each Benefit Plan  any amendments thereto with all related documentation including current documents and all amendments thereto.

(b)           Except as would not have a Fleet Material Adverse Effect: (i) each Assumed Plan is being, and has been since January 1, 2012, administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws; (ii) all Assumed Plans are duly registered where required by applicable Law (including registration with the relevant Governmental Authorities where such registration is required or permitted to qualify for Tax exemption or other beneficial Tax status); (iii) all contributions, payments and premiums required to be made under the terms of any Assumed Plan under applicable Law as of the date hereof have been made and any such contributions that are payable but not due have been accrued in accordance with GAAP; and (iv) there are no investigations, outstanding defaults or violations, termination or other proceedings or claims pending or, to the Company’s Knowledge, threatened (other than routine claims for benefits payable under the Assumed Plans in the ordinary course) against or with respect to any Assumed Plans or asserting any rights to benefits under any Assumed Plan.  All liabilities (whether accrued, absolute, contingent or otherwise) of each Fleet Subsidiary related to each Assumed Plan are presented fairly in all material respects in the Fleet Financials.

(c)           Except as set forth on Section 2.10(c) of the Company Disclosure Schedule, no Fleet Subsidiary has nor is there any liability (whether actual or contingent) in respect of post-retirement or other post-employment health, medical, dental, disability, hospitalization or life insurance benefits for any Fleet Employee or beneficiary thereof, except as required to avoid excise Tax under Section 4980B of the Code or under any similar provision of state or foreign Law.

(d)           No Assumed Plan is a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA), a “multiple employer plan” described in Section 413(c) of the Code or a “multi-employer plan” as defined in subsection 1(1) of the Pension Benefits Act of Ontario (or other comparable Canadian pensions legislation), or subject to Title IV of ERISA or Section 412 of the Code.

(e)           Except as provided in Section 2.10(e) of the Company Disclosure Schedule, none of the execution and delivery of this Agreement or the consummation of the Transactions will (i) result in, or accelerate the time of payment or vesting of, any payment (including severance, change in control, stay or retention bonus or otherwise) becoming due to any Fleet Employee, (ii) materially increase any benefits otherwise payable under any Assumed Plan to any Fleet Employee, (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Assumed Plan, (iv) trigger any other material obligation under, or result in the breach or violation of, any Assumed Plan, (v) limit or restrict the right of Buyer to merge, amend or terminate any Assumed Plan on or after the Closing Date or (vi) result in forgiveness of Indebtedness, distribution or restriction on funds under an Assumed Plan or with respect to a Fleet Employee.  No Fleet Employee is entitled to any gross-up or make-whole from the Company or any of its Affiliates (including the Fleet Subsidiaries) in respect of any Tax under Section 4999 or 409A of the Code or interest or penalty related thereto.  The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions will not give rise to any loss by a Fleet Subsidiary of any tax deduction under Section 280G of the Code and the U.S. Treasury Regulations promulgated thereunder, excluding any lost deduction that results from payments or benefits to be made or provided pursuant to arrangements entered into at the direction of Buyer or between Buyer or its Affiliates and a disqualified individual.

(f)            Section 2.10(f) of the Company Disclosure Schedule identifies each Assumed Plan that is a “registered pension plan” as that term is defined in subsection 248(1) of the ITA (collectively, the “Canadian Pension Plans”). No Canadian Pension Plan contains or has ever contained a “defined benefit provision” as that term is defined in subsection 147.1(1) of the ITA.

Section 2.11          Employee and Labor Matters.

(a)           None of the Fleet Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other labor agreement with any union, labor organization or employee association (each, a “CBA”), and, to the Company’s Knowledge, since January 1, 2012, there has not been any activity or attempt by any labor organization or employee association to organize any of the Fleet Employees for the purposes of collective bargaining.  There is no (i) unfair labor practice charge or complaint or other proceeding pending, or to the Company’s Knowledge, threatened in writing against or affecting any Fleet Subsidiary before the National Labor Relations Board or any similar sovereign state or local agency or (ii) labor strike, slowdown, work stoppage, lockout or other material labor dispute pending or, to the Company’s Knowledge, threatened in writing against or affecting any Fleet Subsidiary, nor has there been any such activity since January 1, 2012.

(b)           Section 2.11(b) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of all current Fleet Employees (with names redacted), including their respective titles, current base salary or wage rate, current target bonus, eligibility for benefits of perquisites, start date, work location, employing entity, vacation entitlement formula, amount of accrued but unused vacation, sick time and other paid time off and whether or not any such employee is on leave of absence.  No Fleet Employee as of the date hereof has given notice in writing to the Company or the applicable Fleet Subsidiary of his or her decision not to renew or continue the employment term of his or her employment agreement with such Fleet  Subsidiary.

(c)           Since January 1, 2012, the Fleet Subsidiaries have complied with all applicable Laws relating to employment, equal-employment opportunity, employment discrimination and employment practices, labor relations, occupational safety and health standards, terms and conditions of employment, minimum wages, payment of wages, hours, overtime, leaves, working conditions, breaks, collective bargaining, unlawful retirement or termination, classification of employees, immigration, visa, work status, pay equity, accessibility, in each case, except where any failures to be in compliance, or any engagement in such practices, would not have a Fleet Material Adverse Effect.

(d)           Neither the execution and delivery of this Agreement nor the consummation of the Transactions will require the approval of any labor union, works council, employee representative, labor organization or employee association.

(e)           As of the date hereof, each employee who is primarily dedicated to the Fleet Business is employed by a Fleet Subsidiary, and no employee who is not primarily dedicated to the Fleet Business is employed by a Fleet Subsidiary.

(f)            No Fleet Subsidiary has within the past three years implemented any layoff of U.S. employees that did not comply with the Worker Adjustment and Retraining Notification Act of 1988 or similar state Laws.

Section 2.12          Environmental Matters.  Except for those matters that, individually or in the aggregate, would not have a Fleet Material Adverse Effect: (a) each of the Fleet Subsidiaries is in compliance with all applicable Environmental Laws; (b) each of the Fleet Subsidiaries holds and is in compliance with all Fleet Permits that are required under Environmental Laws for the operation of their respective businesses as currently conducted (“Fleet Environmental Permits”); (c) there is no Action relating to or arising from any noncompliance with, or liability under, Environmental Laws that is pending or, to the Company’s Knowledge, threatened in writing against any of the Fleet Subsidiaries relating to any real property currently owned, operated or leased by any of Fleet Subsidiary; and (d) no Fleet Subsidiary has, within the past three years, received any written notice of, or entered into any order, settlement, judgment, injunction or decree involving, uncompleted, outstanding or unresolved liabilities or corrective or remedial obligations relating to or arising under Environmental Laws with respect to the Fleet Business.  Other than Section 2.5 and Section 2.6, this Section 2.12 constitutes the sole and exclusive representation and warranty of the Company regarding environmental, health and safety matters, including all matters arising under Environmental Laws.

Section 2.13          Intellectual Property.  Section 2.13 of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of all material registered Intellectual Property owned by the Fleet Subsidiaries (the “Registered Fleet Intellectual Property”).  Except as would not have a Fleet Material Adverse Effect: (a) (i) a Fleet Subsidiary is the sole owner of all right, title and interest in and to the Registered Fleet Intellectual Property that it purports to own and (ii) the Fleet Subsidiaries have the right to use all other Intellectual Property used in the Fleet Business, in the case of clauses (i) and (ii), free and clear of all Encumbrances (except for Permitted Encumbrances); (b) the Registered Fleet Intellectual Property is subsisting and, to the Company’s Knowledge, valid and enforceable; (c) (i) to the Company’s Knowledge, the conduct of the Fleet Business as currently conducted and as conducted since January 1, 2012, does not infringe or otherwise violate any Person’s Intellectual Property and (ii) there is no claim of such infringement or other violation pending or, to the Company’s Knowledge, threatened in writing, against the Company or any of its Subsidiaries; and (d) (i) to the Company’s Knowledge, no Person is infringing or otherwise violating any Intellectual Property used in the Fleet Business or owned by the Fleet Subsidiaries and (ii) no claims of such infringement or other violation are pending or, to the Company’s Knowledge, threatened in writing against any Person by the Company or any of its Subsidiaries.  This Section 2.13 constitutes the only representation and warranty of the Company with respect to any actual or alleged infringement or other violation of any Intellectual Property of any other Person or the Fleet Subsidiaries.

Section 2.14          Property.

(a)           Section 2.14(a)(i) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of all Owned Real Property and Section 2.14(a)(ii) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of all Leased Real Property.  The Fleet Subsidiaries own and have good and marketable title to, or have a valid leasehold interest in the Owned Real Property and the Leased Real Property, free and clear of all Encumbrances (except in all cases for Permitted Encumbrances).   Each Lease is valid, subsisting and binding on the Fleet Subsidiaries which are party thereto and, to the Company’s Knowledge, each other party thereto, and is in full force and effect and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), except where the failure to be valid, subsisting, binding, enforceable and in full force and effect would not have a Fleet Material Adverse Effect.  None of the Fleet Subsidiaries or, to the Company’s Knowledge, any other party to a Lease, is in breach or default (with or without notice or lapse of time, or both) and there is not, to the Company’s Knowledge, any event or circumstance that would become a breach or default (with or without notice or lapse of time, or both) by the Fleet Subsidiaries or any other party thereto, except in each case for any such breach or default that would not have a Fleet Material Adverse Effect.

(b)           Except as set forth in Section 2.14(b)(i) of the Company Disclosure Schedule, with respect to each Owned Real Property (i) the Company and its Subsidiaries have not leased or otherwise granted to anyone the right to use or occupy such Owned Real Property or any portion thereof, (ii) there are no outstanding Contracts, options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein, (iii) all improvements upon such Owned Real Property are in good condition and repair (ordinary wear and tear excepted) and sufficient in all material respects for the conduct of the Fleet Business as currently conducted, and (iv) there is no condemnation or other proceeding in eminent domain, pending or, to the Company’s Knowledge, threatened in writing, affecting such Owned Real Property or any portion thereof or interest therein.  Except as set forth in Section 2.14(b)(ii) of the Company Disclosure Schedule, with respect to each Leased Real Property (A) the Company and its Subsidiaries have not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof and (B) all improvements upon such Leased Real Property are in good condition and repair (ordinary wear and tear excepted) and sufficient in all material respects for the conduct of the Fleet Business as currently conducted.

(c)           The Fleet Subsidiaries own and have good and marketable title to, or have a valid leasehold interest in the tangible Fleet Assets (other than the Owned Real Property and the Leased Real Property), free and clear of all Encumbrances (except in all cases for Permitted Encumbrances), except as would not have a Fleet Material Adverse Effect.  The tangible Fleet Assets are in good operating condition  (ordinary wear and tear excepted) and are suitable for their current use, except as would not have a Fleet Material Adverse Effect.  Except as set forth in Section 2.14(c) of the Company Disclosure Schedule, the Fleet Assets, together with the transition services to be provided by the Company and its Affiliates under the applicable Transition Services Agreement, constitute all the assets that are necessary to permit Buyer and its Affiliates (including the Fleet Subsidiaries) to operate the Fleet Business after the Closing in all material respects as it is currently being conducted by the Company and its Affiliates.

Section 2.15          Contracts.

(a)           Section 2.15(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each of the following Contracts (each, a “Fleet Material Contract”) to which any Fleet Subsidiary or, to the extent such Contract is used in or necessary to operate the Fleet Business, the Company or any Non-Fleet Subsidiary is a party or is bound, but excluding all Financing Agreements:

(i)            any Lease Agreement pursuant to which a Customer was among the top 100 of all Customers by combined leasing and servicing billings during the trailing 12 months as of April 30, 2014;

(ii)           any Contract with a vendor of the Fleet Business pursuant to which such vendor was among the top 75 of all such vendors by annual cost during the trailing 12 months as of April 30, 2014;

(iii)          any Contract relating to Indebtedness (other than any capital lease) or that includes guarantees, sureties or similar obligations;

(iv)          any Contract containing a non-competition or non-solicitation covenant or similar provision that limits or purports to limit the operation or conduct of the Fleet Business, including the ability to compete in any line of business or with any other Person or in any geographic area or during any period of time, other than such Contract that, following the Closing, would be terminable by Buyer or its Subsidiaries without liability, payment or continuing obligation on 60 days’ notice or less;

(v)           any joint venture, partnership, limited liability or other similar Contract;

(vi)          any Contract relating to the acquisition or disposition of any Person, business or material assets outside the ordinary course of business;

(vii)         any Contract (excluding off-the-shelf software licenses) pursuant to which the Company or any of its Subsidiaries has granted to any third party, or has been granted by any third party, any license or other right to use any material Intellectual Property;

(viii)        any Contract granting any other party to such Contract or a third party “most favored nation” status, other than such Contract that, following the Closing, would be terminable by Buyer or its Subsidiaries without liability, payment or continuing obligation on 60 days’ notice or less;

(ix)          any Contract that provides for “exclusivity” or any similar requirement in favor of any Person other than the Fleet Subsidiaries, or under which the operation or conduct of the Fleet Business is restricted, other than such Contract that, following the Closing, would be terminable by Buyer or its Subsidiaries without liability, payment or continuing obligation on 60 days’ notice or less;

(x)           any Contract with any Fleet Employee that provides for compensation or other payments to such Fleet Employee in excess of $200,000 per year over the term of such Contract;

(xi)          any CBA; and

(xii)         any Contract between the Company or any Non-Fleet Subsidiary, on the one hand, and any Fleet Subsidiary or the Fleet Business, on the other hand.

(b)           The Company has made available to Buyer a true and complete copy of each Fleet Material Contract.  Each Fleet Material Contract is valid and binding on the Company or any of its Subsidiaries party thereto and, to the Company’s Knowledge, each other party thereto, and is in full force and effect and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), except where the failure to be valid, binding, enforceable and in full force and effect would not have a Fleet Material Adverse Effect.  Except as otherwise set forth in Section 2.15(b) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries or, to the Company’s Knowledge, any other party to a Fleet Material Contract, is in breach or default (with or without notice or lapse of time, or both) and there is not, to the Company’s Knowledge, any event or circumstance that would become a breach or default (with or without notice or lapse of time, or both) by the Company or its Subsidiaries or any other party thereto, except in each case for any such breach or default that would not have a Fleet Material Adverse Effect.  Except as otherwise set forth in Section 2.15(b) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries has received any written notice of termination of a Fleet Material Contract.

(c)           A Fleet Subsidiary is a party to each Lease Agreement.  Each Lease Agreement constitutes and arose out of a bona fide business transaction entered into in the ordinary course of business consistent with past practice.  Other than pursuant to the Financing Agreements, no Lease Agreement is subject to any debt subordination agreement, participation agreement, intercreditor agreement, owner trust agreement or collateral sharing agreement.

(d)           Section 2.15(d) of the Company Disclosure Schedule sets forth a complete and correct report, in all material respects, as of April 30, 2014, of total delinquencies of Lease Agreements with respect to which the lessee, obligor or borrower thereunder is delinquent in the payment of any scheduled payment thereunder by more than 60 days.

Section 2.16          Opinions of Financial Advisors.  The Company Board has received the opinion of each of J.P. Morgan Securities LLC and Centerview Partners LLC dated as of June 1, 2014, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the consideration being paid to the Fleet Equity Sellers for the Transferred Entities is fair to the Company from a financial point of view.  It is agreed and understood that such opinions are for the benefit of the Company Board for the purposes of its evaluation of the transactions contemplated hereby, and may not be used or relied upon for any other purpose or by Buyer or any other Person.

Section 2.17          Brokers and Other Advisors.  Except for J.P. Morgan Securities LLC and Centerview Partners LLC, the fees of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee in connection with the Transactions from the Company or any of its Subsidiaries (including the Fleet Subsidiaries).

Section 2.18          Insurance.  Section 2.18 of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of all material insurance policies (the “Insurance Policies”) maintained by the Company or its Subsidiaries that cover the Fleet Assets or the Fleet Business, including the policy holder, the insurer, the amount of the coverage, the type of insurance and the policy number.  All premiums due under the Insurance Policies have been paid when due since January 1, 2012.  All the Insurance Policies are in full force and effect and none of the Company or any of its Subsidiaries has received any written notice of termination, cancellation or non-renewal of any of the Insurance Policies, except in each case for any such termination, cancellation or non-renewal that would not have a Fleet Material Adverse Effect.

Section 2.19          Financing Programs.

(a)           Section 2.19(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each (i) Financing Program and (ii) Financing Agreement.

(b)           The Company has made available to Buyer a true and complete copy of each Financing Agreement required to be disclosed on Section 2.19(a) of the Company Disclosure Schedule.  Each Financing Agreement is valid and binding on the Company or its Subsidiaries party thereto and, to the Company’s Knowledge, each other party thereto, and is in full force and effect and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), except where the failure to be valid, binding, enforceable and in full force and effect would not have a Fleet Material Adverse Effect.  None of the Company or its Subsidiaries or, to the Company’s Knowledge, any other party (including the servicer) to a Financing Agreement, is in breach or default (with or without notice or lapse of time, or both) and there is not, to the Company’s Knowledge, any event or circumstance that would become a breach or default (with or without notice or lapse of time, or both) by the Company, its Subsidiaries or any other party (including the servicer) thereto, except in each case for any such breach or default that would not have a Fleet Material Adverse Effect.  To the Company’s Knowledge, no event or circumstance exists under any Financing Agreement which constitutes (i) an event requiring the repurchase by the Company or any Fleet Subsidiary of any Fleet Asset, (ii) an amortization event or payout event (other than in the ordinary course), a servicer termination event, a termination event with respect to any Fleet Subsidiary under any swap or hedging transaction, an acceleration event or a LKE Lock-up Event, (iii) a funding, liquidity or recapitalization event with respect to any Fleet Subsidiary or (iv) an event requiring a contribution or investment to be made by the Company or its Subsidiaries, except for any such event or circumstance that would not have a Fleet Material Adverse Effect.  None of the Company or any of its Subsidiaries has received any written notice of any claim under any indemnity provision of any Financing Agreement, except for any such claim that would not have a Fleet Material Adverse Effect.

(c)           Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will, assuming each of the consents or approvals (from Persons other than Governmental Authorities) listed in Section 4.3(g) and (h) of the Company Disclosure Schedule are obtained, (i) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any loss of a benefit under or any right of termination, amendment, acceleration or cancellation of, any Financing Agreement or (ii) give rise to (A) an event requiring the repurchase of any asset, (B) an amortization event or payout event (other than in the ordinary course), a servicer termination event, a termination event with respect to any Fleet Subsidiary under any swap or hedging transaction, an acceleration event or a LKE Lock-up Event, (C) a funding, liquidity or recapitalization event with respect to any Fleet Subsidiary, (D) an event requiring a contribution or investment to be made by the Company or its Subsidiaries or (E) a requirement to fund an increase in any spread account, reserve account or similar account or require any draw on any such account, or to otherwise increase any credit enhancement required, under any Financing Agreement, other than any such cessation, breach, default, loss of benefit, right, event or requirement that would not have a Fleet Material Adverse Effect.

(d)           Except for instances of non-compliance that would not have a Fleet Material Adverse Effect, (i) all offerings, issues and sales of outstanding securities under the Financing Programs have been conducted in compliance with all applicable securities Laws, (ii) the Financing Programs are being, and have been since January 1, 2012, conducted in compliance with all applicable securities Laws and (iii) none of the Company or its Subsidiaries, other than the issuer of securities under a Financing Program, is obligated to the holders of such securities to pay amounts owing in respect of such securities.

(e)           Except as would not have a Fleet Material Adverse Effect, each Financing Agreement relating to outstanding swaps, derivatives and other hedging transactions entered into by the Company or its Subsidiaries in connection with the Financing Programs is in good standing as of the date of this Agreement.  Section 2.19(e) of the Company Disclosure Schedule sets forth a true and complete list in all material respects, as of the date of this Agreement, of the mark-to-market valuation of each such transaction.

(f)            The consents, approvals, agreements, waivers and conditions under or in respect of the Financing Agreements as contemplated in Sections 4.3(g) and 4.3(h) of the Company Disclosure Schedule together will, once obtained, be sufficient to give effect in accordance with the terms of the Financing Agreements to the amendments to the Financing Agreements described in Section 2.19(f) of the Company Disclosure Schedule.

Section 2.20          PHH Funding, LLC.  To the Company’s Knowledge: (i) each of the representations and warranties of PHH Funding, LLC set forth in Article VI of the Master Exchange Agreement are true and correct in all material respects as if made on the date hereof (except any such representation or warranty made as of a specific date, in which case, such representation and warranty is true and correct in all material respects as of such date); (ii) no Parent Downgrade Event (as defined in the Master Exchange Agreement) has occurred and is continuing; and (iii) no other event or circumstance exists that would materially impair the ability of PHH Funding, LLC to perform its obligations under the Financing Agreements to which it is a party.

Section 2.21          No Other Representations or Warranties.  Except for the representations and warranties expressly made by the Company in this Article II, neither the Company nor any other Person makes any representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, assets, liabilities, prospects, results of operations or financial condition, notwithstanding the delivery or disclosure to Buyer or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company:

Section 3.1                                    Organization, Standing and Corporate Power.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Ontario.  Buyer has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  Buyer is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Buyer Material Adverse Effect.

Section 3.2                                    Authority; Noncontravention.

(a)                                 Buyer has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions.  The execution and delivery of and performance by Buyer under this Agreement, and the consummation by Buyer of the Transactions, have been duly authorized and approved by all necessary corporate action by Buyer (including by the Buyer Board), and no other action on the part of Buyer or its stockholders is necessary to authorize the execution and delivery of and performance by Buyer under this Agreement and the consummation by Buyer of the Transactions.  This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception.  No vote or approval of the holders of any security of Buyer is necessary to adopt this Agreement and approve the Transactions.

(b)                                 Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the Transactions, nor compliance by Buyer with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation and bylaws of Buyer, in each case as amended to the date of this Agreement, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 3.3 is obtained (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 3.3 are made and any applicable waiting periods referred to therein have expired, violate any Law applicable to Buyer or any of its Subsidiaries or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any loss of a benefit under or any right of termination, amendment, acceleration or cancellation of, any Contract to which Buyer or any of its Subsidiaries is a party, except, in the case of clauses (ii) and (iii), as would not have a Buyer Material Adverse Effect.

Section 3.3                                    Governmental Approvals.  Except for (a) filings required under, and compliance with other applicable requirements of, Canadian securities Laws and the rules of the Toronto Stock Exchange, (b) filings required under, and compliance with other applicable requirements of, the HSR Act, (c) compliance with and applicable filings under the Competition

Act and (d) compliance with state securities and “blue sky” Laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Buyer and the consummation by Buyer of the Transactions, other than any such consents, approvals, filings, declarations or registrations the failure of which to be obtained or made would not have a Buyer Material Adverse Effect.

Section 3.4                                    Investment Canada Act.  Buyer is not a non-Canadian within the meaning of the Investment Canada Act.

Section 3.5                                    Brokers and Other Advisors.  Except for Guggenheim Securities, LLC and Bank of Montreal, the fees of which will be paid by Buyer, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee in connection with the Transactions from Buyer or any of its Subsidiaries.

Section 3.6                                    Financial Capability.  Immediately prior to the Closing, Buyer will have sufficient cash or other sources of immediately available funds to enable it to fulfill its obligations hereunder and to make payment of all amounts to be paid by it hereunder.  Buyer has delivered to the Company true, correct and complete copies, as of the date of this Agreement, of an executed commitment letter from the financial institutions identified therein (the “Debt Commitment Letter”), pursuant to which the lenders party thereto have committed, subject to the terms and conditions set forth therein, debt financing in the amounts set forth therein  (which amounts are sufficient for Buyer to pay the U.S. Base Price and the Canadian Base Price) for the purposes of financing the Transactions and related fees (being collectively referred to as the “Financing”), and a redacted version of the related fee letter (the “Fee Letter” and, together with the Debt Commitment Letter, the “Debt Financing Agreements”).  As of the date of this Agreement, the Debt Financing Agreements have not been amended or modified and the respective obligations and commitments contained in the Debt Financing Agreements have not been withdrawn or rescinded in any respect.  Buyer has fully paid any and all commitment fees or other fees in connection with the Debt Financing Agreements that are required to be paid on or prior to the date hereof, and as of the date hereof the Debt Financing Agreements are in full force and effect and are the legal, valid, binding and enforceable obligations of Buyer and, to Buyer’s Knowledge, each of the other parties thereto (subject in each case to the Bankruptcy and Equity Exception).  There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Debt Commitment Letter.  As of the date of this Agreement, (i) neither Buyer nor, to Buyer’s Knowledge, any of the other parties to any of the Debt Financing Agreements, is in breach in any material respect of any of the terms set forth in any of the Debt Financing Agreements and (ii) to Buyer’s Knowledge, no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach or default thereof or a failure to satisfy any condition precedent set forth therein.  As of the date of this Agreement, no counterparty to any Debt Financing Agreement has notified Buyer in writing of its intention to terminate any of the Debt Financing Agreements or not provide the Financing to Buyer on the Closing Date.

Section 3.7                                    No Other Representations or Warranties.  Except for the representations and warranties expressly made by Buyer in this Article III, neither Buyer nor any other Person makes any representation or warranty with respect to Buyer or its Subsidiaries, this Agreement or the Transactions, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation or other information with respect to any one or more of the foregoing.

ARTICLE IV

COVENANTS

Section 4.1                                    Conduct of Business.

(a)                                 Conduct of Business by the Company.  Except as expressly permitted or required by this Agreement (including Section 4.1(a) of the Company Disclosure Schedule), as required by applicable Law or with the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Closing Date, the Company shall not:

(i)                                     make any material change to the Company’s methods of accounting in effect at December 31, 2013, except as required by GAAP (or any interpretation thereof) or Regulation S-X of the Exchange Act or as required by a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization);

(ii)                                  amend its organizational documents;

(iii)                               adopt a plan or agreement of complete or partial liquidation or dissolution;  or

(iv)                              agree in writing to take any of the foregoing actions.

(b)                                 Conduct of Fleet Business.  Except as expressly permitted by this Agreement (including Section 4.1(b) of the Company Disclosure Schedule), as required by applicable Law or with the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Closing Date, (1) the Company shall, and shall cause its Subsidiaries to, conduct the Fleet Business in all material respects in the ordinary course consistent with past practice and use reasonable best efforts to preserve intact its present lines of business (including financings), maintain its rights and franchises and preserve satisfactory relationships with Governmental Authorities, employees, customers and suppliers, and (2) the Company shall not, and shall cause its Subsidiaries not to:

(i)                                     issue, deliver, grant or sell any Equity Interests of any of the Fleet Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire or a right to receive any economic benefit or right similar to or derived from the economic benefits and rights enjoyed by or accruing to holders of, any Equity Interests of any of the Fleet Subsidiaries or declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any Equity Interests of any of the Fleet Subsidiaries, except for transactions solely among the Fleet Subsidiaries;

(ii)                                  redeem, purchase or otherwise acquire any Equity Interests of any Fleet Subsidiary, or any rights, warrants or options to acquire any such Equity Interests;

(iii)                               incur any Indebtedness at a Fleet Subsidiary in an outstanding principal amount in excess of (A) $1 million per individual incurrence or (B) $2 million in the aggregate, except for Indebtedness: (1) incurred to replace, renew, extend, refinance or refund any existing Indebtedness of the Fleet Subsidiaries; (2) incurred in the ordinary course of business consistent with past practice or (3) among the Fleet Subsidiaries;

(iv)                              sell, lease, rent, license, abandon, transfer or otherwise dispose of any material Fleet Assets, except: (A) sales, leases, rentals and licenses in the ordinary course of business consistent with past practice; (B) required pursuant to any Financing Agreement or Fleet Material Contract as in effect as of the date hereof; (C) abandonments or other dispositions of obsolete inventory or equipment or other assets that are obsolete, in the ordinary course of business consistent with past practice; (D) abandonments or other dispositions of issued, registered or pending Intellectual Property, in the ordinary course of business consistent with past practice; or (E) transfers among the Fleet Subsidiaries;

(v)                                 make, change or revoke any material election concerning Taxes or Tax Returns outside the ordinary course of business consistent with past practice, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, in each case that is applicable to or relating to any Fleet Subsidiary or the Fleet Business;

(vi)                              acquire any Person, business or material assets that is to be used in the operation of the Fleet Business, except in the ordinary course of business consistent with past practice;

(vii)                           (A) establish, adopt, enter into, terminate or amend, or take any action to accelerate the vesting or payment of any compensation or benefits under, any Benefit Plan (to the extent applicable to any Fleet Employee) or Assumed Plan, (B) make or promise any amendment or improvement in any Benefit Plan (to the extent applicable to any Fleet Employee) or Assumed Plan, (C) grant to any Fleet Employee any material increase in compensation, bonus or fringe or other benefits, (D) grant to or increase any change in control, retention, severance or termination pay to or for any Fleet Employee or (E) enter into any employment, consulting, change in control, retention, severance or termination agreement with any current or prospective Fleet Employee, except in each case (1) in the ordinary course of business consistent with past practice, (2) as required pursuant to the terms of a Benefit Plan, Assumed Plan or Contract as in effect as of the date hereof, (3) to the extent provided on Section 4.1(b)(vii) of the Company Disclosure Schedule or (4) to the extent required to implement the Transition Services Agreement;

(viii)                        (A) transfer any existing employee of the Company or any Non-Fleet Subsidiary employed in any operations other than the Fleet Business as of the date hereof to a position in which such employee would be a Fleet Employee, other than employees permitted to be hired in accordance with Section 4.1(b)(ix) or (B) transfer any Fleet Employee as of the date hereof from a Fleet Subsidiary to a position with the Company or any Non-Fleet Subsidiary in which such employee would not be a Fleet Employee as of the Closing;

(ix)                              (A) except for individuals who have received offers of employment prior to the date of this Agreement (provided that any such offers have been disclosed to Buyer prior to the date of this Agreement) (1) hire any employees for employment with any Fleet Subsidiary (whether new hires or through promotion), other than in the ordinary course of business consistent with past practice, individuals whose aggregate annual compensation (including base salary and incentive opportunities) is less than $200,000 or (2) hire any individual for employment as an officer or member of senior management of any Fleet Subsidiary (whether new hires or through promotion) or (B) terminate the employment of any current Fleet Employee for any reason other than “cause” (as determined by the applicable Fleet Subsidiary in its reasonable discretion and in accordance with applicable Law, and which may include performance-related considerations);

(x)                                 make or commit to any capital expenditures with respect to the Fleet Business other than (A) capital expenditures in accordance with the capital expenditure budget as set forth on Section 4.1(b)(x) of the Company Disclosure Schedule and (B) other capital expenditures not exceeding $500,000 in the aggregate;

(xi)                              (A) settle or offer to settle (x) any Action of the Fleet Subsidiaries or the Fleet Business for an amount in excess of reflected or reserved against such Action on the audited combined balance sheet of the Fleet Business as of the Balance Sheet Date or (y) any Action commenced after the Balance Sheet Date other than in the ordinary course of business consistent with past practice, (B) cancel, redeem or repay any Indebtedness of a Fleet Subsidiary or relating to the Fleet Business, (C) waive, transfer, grant or release any claim or right of material value relating to the Fleet Assets, (D)  waive any benefits of, or agree to modify in any respect, or terminate or fail to enforce any confidentiality, standstill or similar Contract that relates to the Fleet Business to which the Company or any of its Subsidiaries is a party or (E) commence any Action relating to the Fleet Business other than in the ordinary course of business consistent with past practice;

(xii)                           enter into, amend, terminate (other than termination as a result of the expiration of the stated term) or cancel any material Lease, any Fleet Material Contract or any Financing Agreement or any Contract that, if existing as of the date of this Agreement, would have been a material Lease, a Fleet Material Contract or a Financing Agreement except for entering into or amending Contracts with Customers in the ordinary course of business consistent with past practice;

(xiii)                        make any material change to the methods of accounting of any Fleet Equity Seller or any Fleet Subsidiary in effect at December 31, 2013, except as required by GAAP (or any interpretation thereof) or Regulation S-X of the Exchange Act or as required by a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization);

(xiv)                       amend the organizational documents of any Fleet Equity Seller or any Fleet Subsidiary;

(xv)                          take or authorize any act or proceeding with respect to any amalgamation, merger, consolidation, arrangement, reorganization or similar transaction of, or relating to, any Fleet Subsidiary or that otherwise affects the Fleet Equity;

(xvi)                       adopt a plan or agreement of complete or partial liquidation or dissolution of any Fleet Equity Seller, any Fleet Subsidiary or the Fleet Business;

(xvii)                    agree in writing to take any of the foregoing actions.

(c)                                  Limitations.  For the avoidance of doubt, except as expressly set forth in paragraph (a) or (b) above, nothing in this Section 4.1 shall limit or restrict the Company’s ability to take any action that does not materially involve the Fleet Business or any of the Fleet Subsidiaries and that would not reasonably be expected to prevent or materially impede or delay the consummation of the Transactions.

Section 4.2                                    No Solicitation.

(a)                                 The Company agrees that it shall, and shall cause its Subsidiaries and its directors, officers and employees to, and shall use its reasonable best efforts to cause its other Representatives to, immediately (i) cease all existing discussions or negotiations with any Person conducted heretofore with respect to any Takeover Proposal, (ii) to the extent permissible and in accordance with the applicable confidentiality agreement, request the prompt return or destruction of all non-public information previously furnished to any Person (other than Buyer and its Representatives) within the last twelve months for the purpose of evaluating any Takeover Proposal or the making or consummation thereof and (iii) prohibit any access by any Person (other than Buyer and its Representatives) to any physical or electronic data room relating to any Takeover Proposal or the making or consummation thereof.  From the date of this Agreement until the earlier of the Closing Date or the date, if any on which this Agreement is terminated pursuant to Section 6.1, the Company shall not, and shall cause its Subsidiaries and its directors, officers and employees not to, and shall use its reasonable best efforts to cause its other Representatives not to, directly or indirectly, (i) solicit, knowingly encourage or knowingly facilitate any Takeover Proposal or the making or consummation thereof or (ii) enter into, or otherwise participate in any discussions (except to notify such Person of the existence of the provisions of this Section 4.2) or negotiations with any Person (other than Buyer and its Representatives) regarding, or furnish to any Person (other than Buyer and its Representatives) any information or access in connection with, any Takeover Proposal, (C) enter into any agreement, arrangement or understanding (whether written or unwritten) with respect to any Takeover Proposal or the making or consummation thereof.  The Parties agree that any breach of this Section 4.2 by any Affiliate or Representative acting on the behalf of the Company shall be deemed to be a breach of this Section 4.2 by the Company.

(b)                                 Nothing contained in this Agreement shall prohibit the Company or the Company Board from: (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act; (ii) making any disclosure to the stockholders of the Company (x) that does not relate primarily to the Fleet Business or (y) if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be reasonably likely to be inconsistent with applicable Law; (iii) informing any Person of the existence of the provisions contained in this Section 4.2; or (iv) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to the stockholders of the Company).

(c)                                  As used in this Agreement, “Takeover Proposal” means any inquiry, proposal or offer from any Person (other than Buyer and its Representatives) to purchase or otherwise acquire, in a single transaction or series of related transactions, all or any material portion of the Fleet Business, including a sale of the entire Company in a manner that precludes the consummation of the Transactions, or any other transaction that would reasonably be expected to prevent or materially impede, interfere with or delay the consummation of the Transactions.  For the avoidance of doubt, the Company shall not be prohibited from directly or indirectly, initiating, soliciting, negotiating, discussing, knowingly encouraging or knowingly facilitating any proposal or offer by any Person to purchase or otherwise acquire, in a single transaction or series of related transactions, any portion of the Company or its business other than the Fleet Business (including the mortgage business and any Subsidiaries of the Company which own or operate such business) so long as such transaction or transactions would not reasonably be expected to prevent or materially impede or delay the consummation of the Transactions.

Section 4.3                                    Reasonable Best Efforts.

(a)                                 Subject to the terms and conditions of this Agreement, each of the Parties shall use its respective reasonable best efforts to: (i) cause the Transactions to be consummated as soon as practicable; (ii) make promptly any required submissions and filings under applicable Antitrust Laws with respect to the Transactions; (iii) promptly furnish information required in connection with such submissions and filings under such Antitrust Laws; (iv) keep the other Parties reasonably informed with respect to the status of any such submissions and filings under Antitrust Laws, including with respect to: (A) the receipt of any non-action, action, clearance, consent, approval or waiver; (B) the expiration of any waiting period; (C) the commencement or proposed or threatened commencement of any Action under Antitrust Laws; and (D) the nature and status of any objections raised or proposed or threatened to be raised under Antitrust Laws with respect to the Transactions; and (v) obtain all actions or non-actions, approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions as soon as practicable.  For purposes hereof, “Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, the Competition Act (Canada) (the “Competition Act”) and all other Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b)                                 In furtherance and not in limitation of Section 4.3(a): (i) each Party hereto agrees to: (A) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as soon as practicable and in any event within 15 days after the date hereof (unless the Parties otherwise agree to a different date); (B) supply as soon as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act; (C) make an appropriate filing pursuant to the Competition Act (including a pre-merger notification filing pursuant to Part IX of the Competition Act) with respect to the Transactions as soon as practicable and in any event within 10 Business Days after the date hereof (unless the Parties otherwise agree to a different date); (D) supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the Competition Act; (E) not extend or consent to any extension of the waiting period under any Antitrust Laws or enter into any agreement with a Governmental Authority to not consummate the Transactions, except with the written consent of the other Party; and (F) use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 4.3 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and the Competition Act (including any extensions thereof) as soon as practicable; and (ii) each Party agrees to: (x) make the appropriate filings under any other Antitrust Laws as soon as practicable and no later than what would reasonably be expected to be required to consummate the Transactions no later than three Business Days before the End Date; (y) supply as soon as practical any additional information and documentary material to the appropriate Governmental Authorities that may be requested by such Governmental Authorities; and (z) use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 4.3 necessary to obtain any necessary approvals, consents, waivers, permits, authorizations or other actions or non-actions from each applicable Governmental Authority as soon as practicable.

(c)                                  Each of the Parties shall: (i) promptly notify the other Party of, and, if in writing, furnish the other Party with copies of (or, in the case of oral communications, advise the other Party of the contents of), any material communication to such Party from a Governmental Authority and permit the other Party to review and discuss in advance (and to consider in good faith any comments made by the other Party in relation to) any proposed written communication to a Governmental Authority; (ii) keep the other Party reasonably informed of any developments, meetings or discussions with any Governmental Authority in respect of any filings, investigation or inquiry concerning the Transactions; and (iii) not independently participate in any meeting or material discussions with a Governmental Authority in respect of any filings, investigation or inquiry concerning the Transactions without giving the other Party prior notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate.  Notwithstanding the immediately preceding sentence, each of Buyer and the Company may designate any non-public information provided to any Governmental Authority as restricted to “Outside Antitrust Counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other Party without prior written approval of the Party providing the non-public information.

(d)                                 In furtherance and not in limitation of Section 4.3(a), Buyer agrees to use its reasonable best efforts to take promptly any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under Antitrust Laws that may be required by any Governmental Authority, so as to enable the Parties to close the Transactions as soon as practicable, including, in the event that an Action under Antitrust Laws is commenced, threatened or is foreseeable to either Party challenging any of the Transactions and such Action seeks, or would reasonably be expected to seek, to prevent, materially impede or delay the consummation of the Transactions, offering, committing to and effecting, by consent decree, hold separate orders, trust or otherwise: (i) the sale, license, holding separate or other disposition of assets or businesses of Buyer or any of its Subsidiaries and/or of the Fleet Business; (ii) terminating, relinquishing, modifying or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of Buyer or any of its Subsidiaries and/or of the Fleet Business; and (iii) creating any relationships, ventures, contractual rights, obligations or other arrangements of Buyer or any of its Subsidiaries and/or of the Fleet Business (each a “Remedial Action”); provided, however, that any Remedial Action that involves the participation of the Company may, at the discretion of the Company, be conditioned upon consummation of the Transactions; and, provided, further, that the initiation of a second request under the HSR Act or any comparable request under the Competition Act does not, in and of itself, trigger the need for Buyer to take or agree to take any Remedial Action.

(e)                                  In furtherance and not in limitation of Section 4.3(a), in the event that any Action (other than an investigation) under Antitrust Laws is commenced, threatened or is foreseeable challenging any of the Transactions and such Action seeks, or would reasonably be expected to seek, to prevent or materially impede or delay the consummation of the Transactions, Buyer shall use reasonable best efforts to take any and all action, including a Remedial Action, to avoid or resolve any such Action and each of the Company and Buyer shall cooperate with each other and use its respective reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order under Antitrust Laws, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions as promptly as practicable and in any event no later than three Business Days prior to the End Date.

(f)                                   Buyer shall not, and shall not permit its Subsidiaries to, acquire or agree to acquire any rights, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition would reasonably be expected to materially increase the risk of not obtaining, or materially impede or delay the obtaining of, any applicable clearance, consent, approval or waiver under Antitrust Laws with respect to the Transactions.

(g)                                  The Company agrees to use its reasonable best efforts to take promptly any and all steps necessary to obtain the Third Party Consents set forth on Section 4.3(g) of the Company Disclosure Schedule, so as to enable the Parties to make and give effect to the amendments to the Financing Agreements described in Section 2.19(f) of the Company Disclosure Schedule in compliance with the Financing Agreements and to otherwise close the Transactions as soon as practicable.  Such reasonable best efforts of the Company may include the payment of reasonable consideration or the grant of reasonable concessions (it being understood that any concession that would reasonably be expected to be adverse to Buyer’s operation of the Fleet Business following the Closing will require Buyer’s prior written consent).  Buyer shall reasonably cooperate with the Company in connection with obtaining the Third Party

Consents set forth on Section 4.3(g) of the Company Disclosure Schedule, but such cooperation shall not require Buyer to pay any consideration or grant any concession.

(h)                                 Buyer agrees to use its reasonable best efforts to take promptly any and all steps necessary to obtain the Third Party Consents set forth on Section 4.3(h) of the Company Disclosure Schedule, so as to enable the Parties to make and give effect to the amendments to the Financing Agreements described in Section 2.19(f) of the Company Disclosure Schedule in compliance with the Financing Agreements and to otherwise close the Transactions as soon as practicable.  Such reasonable best efforts of Buyer may include the payment of reasonable consideration or the grant of reasonable concessions (it being understood that any concession that implicates the Fleet Business will only become effective following the Closing).  The Company shall reasonably cooperate with Buyer in connection with obtaining the Third Party Consents set forth on Section 4.3(h) of the Company Disclosure Schedule.  The Company shall promptly reimburse Buyer for any consideration paid and pay to Buyer an amount necessary to put Buyer in the position it would have been in if it had not granted any concessions; provided that the Company shall not have any obligation to reimburse Buyer pursuant to this sentence for any consideration paid or concession granted by Buyer without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned).

(i)                                     In furtherance and not in limitation of Section 4.3(g) and Section 4.3(h), each of the Parties shall: (i) promptly notify the other Party of, and, if in writing, furnish the other Party with copies of (or, in the case of oral communications, advise the other Party of the contents of), any material communication to such Party from any noteholder, counterparty, intermediary, opining counsel or rating agency in connection with obtaining the Third Party Consents required for the Financing Programs and permit the other Party to review and discuss in advance (and to consider in good faith any comments made by the other Party in relation to) any proposed written communication to any noteholder, counterparty, intermediary, opining counsel or rating agency in connection with obtaining the Third Party Consents required for the Financing Programs; (ii) keep the other Party reasonably informed of any developments, meetings or discussions with any noteholder, counterparty, intermediary, opining counsel or rating agency in connection with the Third Party Consents required for the Financing Programs; and (iii) not independently participate in any meeting or material discussions with any noteholder, counterparty, intermediary, opining counsel or rating agency in connection with the Third Party Consents required for the Financing Programs without, to the extent practicable, giving the other Party prior notice of such meeting or discussions and, unless prohibited by such noteholder, counterparty, intermediary, opining counsel or rating agency, the opportunity to attend or participate.

Section 4.4                                    Public Announcements.  The initial press releases of Buyer and the Company with respect to the execution of this Agreement shall be reasonably agreed upon by Buyer and the Company.  Following such initial press release, Buyer and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as such Party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any securities exchange or securities quotation system (and then only after as much advance notice and consultation as is feasible); provided, however, that the restrictions set forth in this Section 4.4 shall not apply to any press release or public statement (a) made or proposed to be made by the Company in connection with a transaction exclusively involving the Company’s mortgage business or (b) in connection with any dispute between the Parties regarding this Agreement or the Transactions; and provided, further, that the foregoing shall not limit the ability of any Party to make internal announcements to their respective employees and other stockholders that are not inconsistent with the prior public disclosures regarding the Transactions or to the extent permitted under Section 4.2(b).

Section 4.5                                    Access to Information; Confidentiality.

(a)                                 From the date hereof until the earlier of the Closing Date or the date on which this Agreement is terminated in accordance with its terms, upon reasonable prior written notice from Buyer, the Company shall afford to Buyer and its Representatives reasonable access during normal business hours to the personnel, properties, books, Contracts and records of the Fleet Subsidiaries and the Fleet Business, and the Company shall furnish promptly to Buyer such information concerning the Fleet Subsidiaries and the Fleet Business as Buyer may reasonably request (other than any publicly available document filed by the Company pursuant to the requirements of federal or state securities Laws); provided that Buyer and its Representatives shall conduct any such review or activities in such a manner as not to interfere unreasonably with the business or operations of the Company; and provided, further, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law, result in a material breach of any Contract in existence as of the date hereof, jeopardize the protection of the attorney-client privilege or expose the Company or any of its Affiliates to risk of liability for disclosure of sensitive or personal information.  Until the Closing Date, the information provided (including without limitation pursuant to Section 4.12 (excluding information provided by the Company for public disclosure by Buyer)) will be subject to the terms of the confidentiality letter agreement, dated as of September 23, 2013, between Buyer and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), and, without limiting the generality of the foregoing, Buyer shall not, and Buyer shall cause its Representatives not to, use such information for any purpose unrelated to the consummation of the Transactions.

(b)                                 Buyer acknowledges and agrees that it: (i) had an opportunity to discuss the Fleet Business with the management of the Company; (ii) has had access to the books and records, facilities, contracts and other assets of the Fleet Business which it and its Representatives have requested to review; (iii) has been afforded the opportunity to ask questions of and receive answers from officers of the Company with respect to the Fleet Business; and (iv) has conducted its own independent investigation of the Fleet Business and the Transactions.

Section 4.6                                    Distribution(a)                  .  Immediately prior to the Closing (and, for the avoidance of doubt, after the amendments described in Section 2.19(f) of the Company Disclosure Schedule with respect to the Canadian-based Financing Program have become effective), the Company shall cause PHHVMS to distribute all of the issued and outstanding Equity Interests of PHHCH to the Company (the “Distribution”).

Section 4.7                                    Transaction Litigation.  The Company shall give Buyer the opportunity to participate (at its own expense) in, but not control, the defense or settlement of any securityholder litigation against the Company or any of its directors or officers relating to this Agreement or the Transactions.  Each of Buyer and the Company shall notify the other promptly (and in any event within 48 hours) of the commencement of any such securityholder litigation of which it has received notice.

Section 4.8                                    Employee Matters.

(a)                                 Prior to the Closing, the Company shall, or shall cause the applicable Non-Fleet Subsidiary to, transfer the employment of any employee employed in operations of the Fleet Business who is not already employed by a Fleet Subsidiary to a Fleet Subsidiary.

(b)                                 Effective as of the Closing, the Company and each Non-Fleet Subsidiary shall assign to Buyer and its Affiliates all of their respective rights with respect to any Active Employee that relate to restrictive covenants agreements (including any covenants relating to non-competition, non-solicitation, no-hire or confidentiality) and assignment of inventions and intellectual property rights set forth on Section 4.8(b) of the Company Disclosure Schedule, to the extent that such agreements may be assigned without the consent of the applicable Fleet Employee.  For purposes of this Agreement, the term “Active Employee” shall mean each Fleet Employee who (1) is actively employed by any Fleet Subsidiary immediately on and after the Closing or (2) was not actively at work immediately prior to the Closing due to a leave of absence (including due to vacation, holiday, sick leave, maternity or paternity leave, military leave, jury duty, bereavement leave, injury, short-term disability or long-term disability).

(c)                                  For purposes of determining the number of vacation days to which each Active Employee shall be entitled following the Closing, Buyer shall assume and honor all vacation days accrued or earned but not yet taken by such Active Employee as of the Closing Date.  To the extent that an Active Employee is entitled under applicable Law to be paid for any vacation days accrued or earned but not yet taken by such Active Employee as of the Closing Date, Buyer shall discharge the liability for such vacation days.

(d)                                 For a period of 12 months following the Closing Date (such period, the “Continuation Period”), Buyer shall provide, or shall cause to be provided, to each Active Employee (i) annual base salary and base wages and cash incentive compensation opportunities and vacation/paid time off benefits that are each no less favorable than those in effect as of immediately prior to the Closing and (ii) employee benefits (other than equity and equity-based compensation benefits and pension benefits) that are no less favorable in the aggregate to the employee benefits provided by the Company or one of its Affiliates to the Active Employees as of immediately prior to the Closing.  Notwithstanding any other provision of this Agreement to the contrary, Buyer shall, or shall cause the Fleet Subsidiaries to, provide any Active Employee whose employment terminates during the Continuation Period with severance benefits (including, without limitation, notice pay, pay in lieu of notice and termination pay) that are no less favorable than the severance benefits that would be applicable to the Active Employee upon a similar termination immediately prior to the Closing or, to the extent more favorable, as required by applicable local Law.

(e)                                  Except as specifically provided in this Section 4.8 or in the Transition Services Agreement, as of the Closing Date, (i) the Company shall cause each Fleet Subsidiary to cease to be a participating employer in all employee benefit plans and policies sponsored, maintained or contributed to by the Company or any Non-Fleet Subsidiary (including the Benefit Plans), other than any Assumed Plan (the “Retained Plans”), and (ii) the Company and the Non-Fleet Subsidiaries shall retain and be responsible for all liabilities incurred prior to, on or after the Closing Date under the Retained Plans.

(f)                                   For all purposes (including purposes of vesting, eligibility to participate and level of benefits but not for purposes of defined benefit pension accrual) under the employee benefit plans of Buyer and its Subsidiaries providing benefits to any Active Employee after the Closing Date (including the Assumed Plans) (the “New Plans”), each Active Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors as of the Closing Date, to the same extent as such Active Employee was entitled, before the Closing Date, to credit from the Company or one of its Subsidiaries for such service under any similar Benefit Plan in which such Active Employee participated or was eligible to participate immediately prior to the Closing Date; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service.  In addition, and without limiting the generality of the foregoing, (i) Buyer shall use commercially reasonable efforts to ensure that each Active Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under an Assumed  Plan in which such Active Employee participated immediately before the Closing Date (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Active Employee, Buyer shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Active Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Old Plans of the Company or its Subsidiaries in which such Active Employee participated immediately prior to the Closing Date.  Buyer shall use commercially reasonable efforts to cause any eligible expenses incurred by any Active Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Active Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Active Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(g)                                  The Company and the Non-Fleet Subsidiaries shall be responsible for all claims for workers’ compensation benefits that are incurred on or prior to the Closing Date by Active Employees who are primarily employed in the United States, unless incurred under an Assumed Plan.  Buyer and its Affiliates shall be responsible for all claims for workers’ compensation benefits that are incurred following the Closing Date by Active Employees primarily employed in the United States.  A claim for workers’ compensation benefits shall be deemed to be incurred when the event giving rise to the claim (the “Workers’ Compensation Event”) occurs. If the Workers’ Compensation Event occurs with respect to an Active Employee primarily employed in the United States over a period both preceding and following the Closing, the claim shall be the joint responsibility and liability of the Company and Buyer and shall be equitably apportioned between the Parties based upon the relative periods of time that the Workers Compensation Event transpired preceding and following the Closing.

(h)                                 From and after the Closing, the Company and the Non-Fleet Subsidiaries shall be solely responsible for all obligations relating to any equity or equity-based award granted by the Company on its behalf or on the behalf of any of its Affiliates (including with respect to the withholding, reporting and remittance of Taxes), and neither Buyer nor any of the Fleet Subsidiaries shall have any liability or responsibility with respect to such awards.

(i)                                     Commencing on the date of this Agreement and continuing thereafter, the Company shall cooperate in good faith with Buyer to effectuate the most expeditious procedures, subject to the limitations of applicable Law, for transferring from the Company and the Non-Fleet Subsidiaries to Buyer such data, knowledge and information relating to Active Employees (including certain payroll processing data and data necessary in order to effect the crediting of employee co-payments and deductibles pursuant to New Plans) in order to allow Buyer to comply with its obligations pursuant to this Section 4.8.

(j)                                    Buyer agrees to provide any required notice under the Worker Adjustment and Retraining Notification Act, as amended, and any similar state or foreign statute, and to otherwise comply with any such statute with respect to any “plant closing” or “mass layoff” (as defined in the Worker Adjustment and Retraining Notification Act), or group termination or similar event affecting Fleet Employees (including as a result of the consummation of the Transactions).  The Company shall notify Buyer prior to Closing of any layoffs of any Fleet Employees in the 90-day period prior to Closing.  Buyer shall indemnify and hold harmless the Company and its Affiliates with respect to any liability under the Worker Adjustment and Retraining Notification Act or similar statute incurred by the Company or its Affiliates as a result of any action taken by Buyer or its Affiliates with respect to Fleet Employees on or after the Closing Date.

(k)                                 As soon as possible, but in no event later than 90 days after the Closing Date, Buyer shall, or shall cause a Fleet Subsidiary to, establish a defined contribution retirement plan intended to comply with Sections 401(a) and 401(k) of the Code (the “Buyer 401(k) Plan”). Buyer shall cooperate with the Company to facilitate a “direct rollover” (within the meaning of Section 401(a)(31) of the Code) as soon as practicable following the adoption of the Buyer 401(k) Plan for each Active Employee who elects in accordance with applicable Law to transfer his or her account balance under the PHH Corporation Employee Savings Plan (the “Company 401(k) Plan”) to the Buyer 401(k) Plan, and the Parties shall use commercially reasonable efforts to facilitate the transfer of outstanding loans (and any promissory notes or other documents evidencing such loans) with respect to such accounts.  Buyer shall use commercially reasonable efforts to ensure that the Buyer 401(k) Plan contains substantially similar terms in the aggregate to the Company 401(k) Plan.

(l)                                     Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Agreement shall: (i) be treated as an amendment to any Benefit Plan or Assumed Plan; (ii) obligate Buyer or the Fleet Subsidiaries to (A) maintain any particular benefit plan or arrangement or (B) retain the employment of any particular employee; or (iii) prevent Buyer or its Affiliates (including the Fleet Subsidiaries) from amending, modifying or terminating any benefit plan or arrangement.  Without limiting Section 8.7, this Section 4.8 shall be binding upon and shall inure solely to the benefit of each of the Parties, and nothing in this Section 4.8, express or implied, is intended to confer upon any other Person (including for the avoidance of doubt any Fleet Employee (or any eligible dependent or beneficiary thereof) any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 4.9                                    No Control of Other Party’s Business.  Nothing contained in this Agreement is intended to give Buyer, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Closing Date.  Further, nothing contained in this Agreement is intended to give Buyer or any other Person, prior to or after the Closing Date, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ mortgage business.  Prior to the Closing Date, the Company shall exercise, consistent and in compliance with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations, and shall cause its applicable Subsidiaries to perform their respective obligations under this Agreement.

Section 4.10                             Excluded Marks; Change of Name.

(a)                                 Buyer shall, and shall cause each Fleet Subsidiary to as soon as practicable, but in no event later than six months following the Closing Date, except solely to the extent otherwise set forth on Section 4.10(b) of the Company Disclosure Schedule (the “Transition Period”): (i) cease to, and not at any time thereafter, make any use of, as a company name or Trademark (in any form or manner), any Trademarks that include in whole or in part those Trademarks set forth on Section 4.10(a) of the Company Disclosure Schedule (the “Scheduled Excluded Marks”) and any Trademark confusingly similar to, or likely to be confusingly similar to, or dilutive of, any of the foregoing, in any jurisdiction in the world (and regardless of whether alone or in combination with any other words, phrases or designs) (collectively, all such Trademarks, including the Scheduled Excluded Marks, the “Excluded Marks”), including as part of any Internet domain name; and (ii) cease to, and not at any time thereafter, hold itself or themselves out as having any affiliation or association with the Company or any of its Affiliates.  For the avoidance of doubt, the foregoing is not intended to limit fair use or nominative fair use, or use in a descriptive or informational manner, or other similar uses, in each case, to the extent permitted under applicable Law.  In furtherance thereof, as soon as practicable but in no event later than the expiration of the Transition Period, Buyer shall, and shall cause each Fleet Subsidiary to, remove, strike over or otherwise obliterate all Excluded Marks from all Fleet Assets.  Buyer hereby acknowledges and agrees that any temporary use by Buyer or any Fleet Subsidiary of any of the Excluded Marks as permitted in this Section 4.10, during the Transition Period is limited and for purposes of winding down its use of any Excluded Marks and shall be solely as set forth in, and subject to the terms and conditions of, the license granted to the Fleet Subsidiaries pursuant to Section 4.10(b) during the Transition Period and conditioned upon Buyer’s and each Fleet Subsidiary’s compliance in all material respects with the terms and conditions set forth in this Section 4.10.  This Section 4.10(a) shall not limit the Permitted Non-PHH Formative Uses set forth in Section 4.10(a) of the Company Disclosure Schedule.  “Permitted Non-PHH Formative Uses” has the meaning set forth in Section 4.10(a) of the Company Disclosure Schedule.

(b)                                 Subject to the terms and conditions of this Agreement (including Section 4.10(a)), the Company hereby grants to the Fleet Subsidiaries a limited, non-exclusive, non-assignable, non-transferable, non-sublicenseable, fully paid-up, royalty-free license during the Transition Period to use the Excluded Marks used in the Fleet Business (and in the same form and manner as used in the Fleet Business) prior to the Closing consistent with past practice solely in the conduct of the Fleet Business in the ordinary course substantially as conducted by the Company immediately prior to the Closing (the “Transition License”); provided that all uses of the Excluded Marks licensed hereunder shall be in the same form and manner as used in the Fleet Business consistent with past practice prior to the Closing, and for the avoidance of doubt, the Fleet Subsidiaries shall not make (i) any new uses of any Excluded Marks in connection with any goods or services in the Fleet Business or (ii) any changes to the Excluded Marks; and provided further that each Fleet Subsidiary complies in all material respects with the quality control requirements and guidelines in effect for the Excluded Marks as of the Closing Date and such reasonable quality control requirements and guidelines as may be provided to Buyer or any Fleet Subsidiary by the Company from time to time during the Transition Period and the other terms and conditions set forth in this Section 4.10.  If and as may be reasonably requested by the Company, Buyer shall provide specimens of the Fleet Subsidiaries’ uses of the Excluded Marks under the Transition License in connection with the Company’s exercise of its quality control with respect to the Excluded Marks.  All goodwill arising from any Fleet Subsidiaries’ use of any Excluded Mark and the exercise of the Transition License shall inure solely to the benefit of the Company.  The Transition License shall automatically and immediately terminate upon the expiration of the Transition Period, and if Buyer or any Fleet Subsidiary (or any of Buyer’s other Affiliates) breaches any of the terms or conditions set forth in this Section 4.10 in any material respect, the Company shall have the right to terminate the Transition License on 15 days’ prior written notice to Buyer.  Buyer shall ensure that no Fleet Subsidiary shall use any other trademark, service mark, logo, designation, trade name, corporate name or other Trademark in combination or in connection with any Excluded Mark during the Transition Period.

(c)                                  From and after the Closing, Buyer shall, and shall ensure that each Fleet Subsidiary shall, make clear in all correspondence, communications or other dissemination of information regarding the Fleet Business made by Buyer or any Fleet Subsidiary that the Fleet Business and the Fleet Subsidiaries are no longer affiliated with the Company or any of its Affiliates in a form mutually agreed upon by Buyer and the Company (such agreement not to be unreasonably withheld, delayed or conditioned).  During and after the Transition Period, Buyer shall not, and shall ensure that each Fleet Subsidiary shall not, directly or indirectly, in any jurisdiction in the world (i) adopt, use (except as permitted during the Transition Period hereunder), register or apply for registration of any Excluded Mark or (ii) contest or challenge the validity, enforceability or registrability of any Excluded Mark or the Company’s or any of its Affiliates’ (including any of their respective successors’ or assigns’) ownership or use of any Excluded Mark.

(d)                                 Notwithstanding anything to the contrary in this Section 4.10 on or promptly after the Closing Date (but in no event later than 10 days after the Closing Date, provided, however, that where notice or consent is required, Purchaser shall have 10 days from the expiration of such notice period and receipt of such consent), Buyer shall make all filings as may be required to change the names of the Fleet Subsidiaries to another name or names that bear no similarity to any Excluded Mark, including, where applicable, name change amendments and appropriate name change notices for each state where the Fleet Subsidiaries are qualified to do business and making filings with the United States Patent and Trademark Office and such other applicable Government Authorities to update title to reflect the name change for all applied for, issued and/or registered Intellectual Property owned by any of the Fleet Subsidiaries.  For the avoidance of doubt, Buyer shall be responsible for any and all costs and expenses incurred in connection with such name change, including in connection with any and all related filings.

(e)                                  From and after the Closing, Buyer shall, and shall cause the Fleet Subsidiaries to, indemnify the Seller Indemnitees against, and hold each of them harmless, from any and all Damages incurred or suffered by any Seller Indemnitee to the extent arising out of or relating to the exercise of the rights and license granted under this Section 4.10 and/or any other use of any Excluded Marks by Buyer or any of the Fleet Subsidiaries or any of its other Affiliates; but excluding any claims by third parties (i) challenging the enforceability or validity of any Excluded Mark or (ii) alleging that the Excluded Marks infringe the Intellectual Property rights of any third party, in each case, with respect to clauses (i) and (ii), to the extent such claims are based on uses of the Excluded Marks that are in the same form and manner as used in the Fleet Business consistent with past practice prior to the Closing Date and all such uses are in accordance with the terms of the Transition License set forth in Section 4.10(b).  Notwithstanding anything to the contrary contained herein and without limiting the foregoing indemnity, if any third party claim covered by the foregoing indemnity affects, or could reasonably be expected to affect, or otherwise relates to any Excluded Mark (including the ownership, validity or enforceability thereof) or any goodwill associated therewith, then the Fleet Equity Sellers shall have the right, but not the obligation, upon notice to Buyer, to control and assume the defense and settlement of such claim itself (or through or with any other Seller Indemnitee).

(f)                                   Notwithstanding anything contained herein, the Parties hereby acknowledge and agree that the Scheduled Excluded Marks owned by a Fleet Subsidiary shall be assigned to the Company or its Affiliate prior to or promptly following the Closing.

Section 4.11                             Tax Matters.

(a)                                 Liabilities for Taxes.

(i)                                     The Company agrees to indemnify the Buyer Indemnitees against and agrees to hold each of them harmless from any and all Damages incurred or suffered by any Buyer Indemnitee to the extent arising out of or relating to:

(A)                               all Taxes (other than Transfer Taxes) imposed on the Fleet Subsidiaries or any Fleet Equity Seller for (x) any taxable period ending on or prior to the Closing Date (other than any Canadian taxable period beginning at or after the Closing on the Closing Date) or (y) with respect to any taxable period beginning on or before and ending after the Closing Date (other than any Canadian taxable period beginning at or after the Closing on the Closing Date) (a “Straddle Period”), the portion of such Straddle Period ending on the Closing Date, determined in the manner described in Section 4.11(a)(iv); and

(B)                               all Taxes (other than Transfer Taxes) of any Person for which the Fleet Subsidiaries are (or become) liable (x) pursuant to U.S. Treasury Regulations Section 1.1502-6 or any similar provision of Law as a result of the Fleet Subsidiaries having been, at any time before the Closing, a member of an affiliated, consolidated or combined group for Tax purposes or (y) as a result of the Fleet Subsidiaries having become a transferee or successor to such Person on or before the Closing Date, or otherwise liable for the Taxes of such Person, which Taxes are for a taxable period (or portion thereof) ending on or prior to the Closing Date (other than any Canadian taxable period beginning at or after the Closing on the Closing Date), by Contract or otherwise (other than a liability arising (i) by actions taken after the Closing by Buyer or any of its Affiliates, (ii) under an agreement to indemnify another Person for Taxes that is part of or associated with a Lease Agreement or (iii) under a commercial contract the principal purpose of which does not relate to Taxes);

(C)                               any breach of the Specified Tax Representation; and

(D)                               notwithstanding Section 4.11(a)(ii), all Taxes (other than Transfer Taxes) resulting from any breach of any covenant or agreement made or to be performed by the Company pursuant to Section 4.1(b)(v), Section 4.11(g)(i), Section 4.11(g)(ii) or Section 4.11(i) of this Agreement.

For the avoidance of doubt, any Taxes arising from a transaction, other than any transaction contemplated by this Agreement, that is initiated by Buyer or any of its Affiliates (including, after the Closing, the Fleet Subsidiaries) outside the ordinary course of business on the Closing Date but after the Closing shall be treated as arising after the Closing Date for purposes of this Section 4.11.

(ii)                                  Buyer agrees to indemnify the Seller Indemnitees against and agrees to hold each of them harmless from any and all Damages incurred or suffered by any Seller Indemnitee to the extent arising out of or relating to all Taxes imposed on the Fleet Subsidiaries, the Fleet U.S. Buyer or the Fleet Canadian Buyer for (A) any taxable period beginning after the Closing Date, (B) with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date determined in the manner described in Section 4.11(a)(iv) or (C) notwithstanding Section 4.11(a)(i), all non-income Taxes resulting from any breach of covenant or agreement made or to be performed by Buyer pursuant to Section 4.11(f).

(iii)                                                   Buyer and the Company will not take any action, or permit any action to be taken, that may prevent the taxable year of any Fleet Subsidiary from closing for U.S. federal income Tax purposes and (to the extent permitted under applicable Law) state, local and foreign income Tax purposes on the Closing Date.  Buyer and the Company acknowledge that Canadian Transferred Entity will make an election under subsection 256(9) of the ITA with respect to the transfer of the Fleet Canadian Equity.

(iv)                              In the case of any Straddle Period:

(A)                               real, personal and intangible property Taxes (“Property Taxes”) allocated to the portion of such period ending on the Closing Date shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period through the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; and

(B)                               Taxes (other than Property Taxes) allocated to the portion of such period ending on the Closing Date shall be computed as if such taxable period ended as of the close of business on the Closing Date and, in the case of any Taxes attributable to the ownership of any equity interest in any partnership, other “flowthrough” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable state, local or foreign Law), as if the taxable period of such partnership, other “flowthrough” entity or controlled foreign corporation ended as of the close of business on the Closing Date (whether or not such Taxes arise in a Straddle Period of the applicable owner).

(v)                                 Notwithstanding anything in this Agreement to the contrary, Buyer shall be liable for, pay (or cause to be paid) and indemnify and hold harmless the Seller Indemnitees from and against any Transfer Taxes.  Buyer shall prepare and timely file (or cause to be prepared and timely filed) when due all Tax Returns required to be filed in respect of Transfer Taxes and shall remit (or cause to be remitted) to the applicable Governmental Authorities the Transfer Taxes shown to be due in respect of such Tax Returns, and shall provide the Company with proof of such payment.  The Company shall (and shall cause the Fleet Equity Sellers to) reasonably cooperate with Buyer in the preparation and filing of any such Tax Returns.

(vi)                              The obligations of the Company to indemnify and hold harmless the Buyer Indemnitees, on the one hand, and the obligations of Buyer to indemnify and hold harmless the Seller Indemnitees, on the other hand, pursuant to this Section 4.11 shall terminate on the date that is 30 days after the expiration of the applicable statute of limitations; provided, however, that if, with respect to any non-United States tax, there is no applicable statute of limitations, such obligations shall terminate on the seventh anniversary of the Closing Date.

(vii)                           Whenever the Company shall be required to pay any Buyer Indemnitees or Buyer shall be required to pay to any Seller Indemnitees an amount pursuant to this Section 4.11, such payments shall be made within the later of 10 days after such payments are requested or two days before the requesting party is required to pay the related Tax liability.

(b)                                 Tax Returns.

(i)                                     The Company shall prepare (or cause to be prepared) and cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns of or that include the Company or any Subsidiary of the Company other than a Fleet Subsidiary (the “PHH Group Tax Returns”) and shall remit or cause to be remitted to the relevant Governmental Authorities any Taxes due in respect of such Tax Returns.

(ii)                                  Without prejudice to the rights of any Buyer Indemnitee under this Section 4.11, (A) Buyer shall prepare and timely file (or cause to be prepared and timely filed) when due (taking into account all extensions properly obtained) all Tax Returns that are not PHH Group Tax Returns and that are required to be filed after the Closing by or with respect to the Fleet Subsidiaries or the Fleet Business (the “Buyer Tax Returns”), and (B) Buyer shall remit or cause to be remitted to the applicable Governmental Authorities any Taxes shown to be due in respect of such Tax Returns.

(iii)                               With respect to any Buyer Tax Returns for a taxable period ending on or before the Closing Date, (x) such Tax Returns shall be prepared in a manner consistent with positions taken, elections made or methods used in prior periods in filing such Tax Returns (except where otherwise required by Law) and (y) Buyer shall provide the Company with a copy in draft form of each such Tax Return at least 45 days prior to the date on which such Tax Return is due (taking into account all extensions properly obtained) (or if such Tax Return is due within 45 days after the Closing Date, then as soon as reasonably practicable).  The Company shall have the right within 15 days of the date of receipt of such Tax Return, to review, comment on and make changes to each such Tax Return in good faith.  Buyer shall consider the Company’s changes in good faith and shall be obligated to reflect each of the positions or comments requested by the Company unless Buyer has received (and shared with the Company) a written opinion from nationally recognized tax counsel to the effect that there is no reasonable basis for such position requested by the Company.  The Company shall pay Buyer no later than five days prior to the date for filing such Tax Return (taking into account all extensions properly obtained) an amount equal to any Taxes that are shown as due thereon.  Buyer shall thereafter execute and timely file, or cause to be executed and timely filed, each such Tax Return and timely remit, or cause to be timely remitted, such Taxes.  Any reasonable third-party costs and expenses incurred in preparing any such Tax Return by Buyer shall be reimbursed by the Company.

(iv)                              With respect to any Buyer Tax Returns for a Straddle Period, (x) such Tax Returns shall be filed in a manner consistent with positions taken, elections made or methods used in prior periods in filing such Tax Returns (except where otherwise required by Law) and (y) such Tax Returns shall be submitted to the Company in draft form not later than 45 days prior to the due date for filing such Tax Returns (taking into account all extensions properly obtained) (or, if such due date is within 45 days following the Closing Date, as promptly as practicable following the Closing Date) for review and approval by the Company.  If the Company objects to any item(s) contained in any such draft Tax Return presented by Buyer, then the Company shall notify Buyer of such disputed item(s) and the basis for its objection within 15 days of the day of receipt of such Tax Return, and Buyer and the Company shall act in good faith to resolve any such dispute for the 10 day period thereafter.  If within 10 days of the Company’s delivery of a notice of objection, the parties have not reached an agreement regarding such Tax Return, then the dispute shall be presented to the Independent Accounting Firm, whose determination (except to the extent relating to any interpretation of Law or terms of this Agreement) shall be final and binding on both parties and may be entered and enforced in any court having jurisdiction.  The Company  shall pay Buyer no later than five days prior to the date for filing such Tax Return (taking into account all extensions properly obtained) an amount equal to that portion of the Taxes shown as due thereon and described in Section 4.11(a)(i)(A)(y).  Any reasonable third-party costs and expenses incurred in preparing such Tax Return shall be borne by the Company and Buyer in the same proportions as any Taxes shown as due thereon are allocated to the Company and Buyer pursuant to Section 4.11(a)(i)(A)(y).

(v)                                 Other than as required by applicable Law or as required by Section 4.11(c)(iii), neither Buyer nor any of its Affiliates shall amend, refile or otherwise modify (or grant an extension of any statute of limitations with respect to) any Tax Return relating (x) in whole or in part to the Fleet Subsidiaries or the Fleet Business with respect to any taxable period ending on or before the Closing Date without the prior written consent of the Company, which consent may be withheld in the Company’s sole discretion, or (y) to the Fleet Subsidiaries or the Fleet Business with respect to any Straddle Period without the prior consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned.  For the avoidance of doubt, neither Buyer nor any of its Affiliates shall take any action with respect to any PHH Group Tax Return.  Other than as required by applicable Law, neither the Company nor any of its Affiliates shall amend, refile or otherwise modify (or grant an extension of any statute of limitations with respect to) any Tax Return relating in whole or in part to the Fleet Subsidiaries or the Fleet Business (other than a PHH Group Tax Return of the Company) if such amendment, refiling or modification reasonably could be expected to be adverse to Buyer, except with the prior written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned.

(vi)                              Notwithstanding any other provision of this Section 4.11(b), the Company, in its sole discretion, may cause any Fleet Subsidiary to elect to claim (or not claim) “bonus depreciation” under Section 168(k) of the Code for any item of property for which such an election is available on any Buyer Tax Return for, or that includes any portion of, the taxable year ended December 31, 2013.

(c)                                  Refunds and Credits.

(i)                                     Any Tax refund, credit or similar benefit (including interest received thereon) received by or credited to Buyer or any of its Affiliates (including, from and after the Closing Date, any Fleet Subsidiary) that relates to any Taxes paid on or prior to the Closing Date or to any taxable period ending on or before the Closing Date, and with respect to any Straddle Period, the portion of such Straddle Period ending on the Closing Date, shall be paid by Buyer to the Company (net of Taxes resulting from such receipt or crediting) within 30 days after the receipt of such Tax refund or the claiming of such credit or similar benefit.  If any portion of any Tax refund, credit or similar benefit is subsequently disallowed, then amounts previously paid by Buyer hereunder in respect thereof shall be promptly reimbursed to Buyer.

(ii)                                  For purposes of this Section 4.11, where it is necessary to apportion a refund, credit or similar benefit between the Company and Buyer for a Straddle Period, such refund, credit or similar benefit shall be apportioned between the Company and Buyer as provided in Section 4.11(a)(iv).

(iii)                               Buyer shall, and shall cause its Affiliates to, cooperate in obtaining as soon as permitted by applicable Law any refund, credit or similar benefit that relates to any taxable period ending on or before the Closing Date, and with respect to any Straddle Period, the portion of such Straddle Period ending on the Closing Date, that the Company reasonably believes should be available, including through filing amended Tax Returns with the applicable Governmental Authorities.  The Company agrees to reimburse Buyer for any reasonable third-party costs and expenses incurred by it in providing such cooperation.

(iv)                              None of Buyer or any of its Affiliates (including, after the Closing, the Fleet Subsidiaries) shall, and Buyer shall cause its Affiliates not to, elect to carry back or over any net operating loss or other Tax item to any PHH Group Tax Return for any taxable period.

(d)                                 Contests.

(i)                                     Each of Buyer and the Company shall promptly notify the other in writing upon receipt of written notice of any pending or threatened audit, notice of deficiency, examination, assessment or any other administrative or judicial proceeding (“Audit”) which may affect any Tax liability for which the other may be liable pursuant to this Section 4.11.

(ii)                                  The Company shall have the sole and absolute right to (i) conduct any Audit that relates to (A) any PHH Group Tax Return or (B) any Buyer Tax Return for a complete taxable period ending on or before the Closing Date, (ii) employ counsel of its choice in connection therewith and (iii) settle any such Audit on such terms as it may determine; provided that the Company shall not settle any such Audit without the prior written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned, if such settlement would reasonably be expected to adversely affect Buyer.  If the Company elects not to conduct any such Audit, then (i) Buyer (A) shall diligently prosecute such Audit in good faith, (B) shall, upon reasonable request, keep the Company reasonably informed of the status of developments with respect to such Audit and (C) shall not settle or concede any such Audit without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned) and (ii) any reasonable third-party costs and expenses incurred by Buyer shall be reimbursed by the Company.  For the avoidance of doubt, reasonable third-party costs and expenses shall include the fees of outside counsel and/or accountants engaged by Buyer in connection with an Audit described under this

Section 4.11(d)(ii).  The Company and Buyer shall jointly control any Audit in respect of the Fleet Subsidiaries or the Fleet Business (other than a PHH Group Tax Return) with respect to a Straddle Period.

(iii)                               In the case of an Audit of an Indemnified Party concerning an amount of potential Taxes which would be subject to indemnification under this Section 4.11, where, notwithstanding that the Audit has not yet been resolved, (A) such Taxes are required to be paid by an Indemnified Party under applicable Law, or (B) in respect of such Taxes any Governmental Authority garnishes any amount or initiates a  collection or enforcement action under applicable Law (each such amount, determined without reduction on account of any Tax Refund that is not required to be paid to the Company pursuant to Section 4.11(c)(i), a “Preliminary Compulsory Payment Amount”), the Indemnifying Party shall, within 10 days of receipt of written notice of such requirement to pay, garnishment or potential for collection or enforcement, pay the Indemnified Party an amount equal to the Preliminary Compulsory Payment Amount.

(iv)                              Where clause (iii) has applied in respect of an Audit, upon the occurrence of a final determination in respect of the Audit made by a Governmental Authority (including pursuant to a settlement) (a “Final Determination”), (A) if the aggregate amount of all Preliminary Compulsory Payment Amounts in respect of particular indemnified Taxes is less than the amount so determined under the Final Determination to be the amount of the indemnified Taxes (the “Final Compulsory Payment Amount”), the Indemnifying Party shall, within 10 days of the Final Determination, pay to the Indemnified Party an amount equal to the difference between the aggregate amount for all such Preliminary Compulsory Payment Amount and the Final Compulsory Payment Amount, and (B) if the aggregate amount of all such Preliminary Compulsory Payment Amounts exceeds the Final Compulsory Payment Amount, the Indemnified Party shall within 10 days of the receipt of the related refund or credit, pay to the Indemnifying Party an amount equal to the difference between the aggregate amount of all such Preliminary Compulsory Payment Amount and the Final Compulsory Payment Amounts.

(e)                                  Tax Sharing Agreements.  All Tax sharing agreements or similar agreements with respect to or involving any Fleet Subsidiary, on the one hand, and the Company or any Non-Fleet Subsidiary, on the other hand, shall be terminated as of the Closing Date and, after the Closing Date, none of the Fleet Subsidiaries shall be bound thereby or have any liability thereunder.

(f)                                   Tax Matters Cooperation.  Each of Buyer and the Company shall (and shall cause its respective Affiliates to) cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns of the Fleet Subsidiaries or with respect to the Fleet Business and any Audit.  Such cooperation shall include the retention and (upon the other party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any such Audit and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, however, that neither Buyer nor the Company shall be required to grant access to its corporate offices.  The Company and Buyer shall (and shall cause each of their respective Affiliates to) (i) retain all books and records with respect to Tax matters pertinent to each of the Fleet Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Buyer or the Company, any extensions thereof) and abide by all record retention agreements entered into with any Governmental Authority and (ii) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, shall allow the requesting party, at its sole expense, to take possession of such books and records.

(g)                                  Section 338 Elections.

(i)                                     Buyer and the Company shall jointly make an election under Section 338(h)(10) of the Code (and any comparable election under state or local tax Law) with respect to each Fleet Subsidiary that is classified as a domestic corporation for United States federal income Tax purposes (the “Section 338(h)(10) Elections”).

(ii)                                  A copy of the executed IRS Form 8023 indicating the consent of Buyer and the Company to each Section 338(h)(10) Election is attached hereto as Exhibit E.  The Company authorizes Buyer to, and promptly after the Closing Date Buyer shall, (1) complete such IRS Form 8023 by entering relevant information regarding the Fleet U.S. Buyer in Section A-1 of such form and entering the Closing Date on line 5a of such form and adjacent to the signature of the authorized person for the Company and (2) file such form with the IRS on behalf of Buyer and the Company.  Following such completion and filing, Buyer shall provide the Company with a copy of such completed IRS Form 8023.  Buyer and the Company shall, and shall cause their respective Affiliates to, cooperate in good faith in the preparation, execution and timely filing of IRS Form 8883 and all other Section 338 Forms, including by providing Buyer with such information as Buyer reasonably requests in order to prepare such Section 338 Forms.

(iii)                               As used in this Agreement, “Section 338 Forms” means all tax returns that are required to be submitted to any Federal, state, county or other local Governmental Authority in connection with the Section 338(h)(10) Elections.  Section 338 Forms include any “statement of section 338 election” and IRS Form 8023 (together with any schedules or attachments thereto) that are required under U.S. Treasury Regulation Section 1.338-1 or U.S. Treasury Regulation Section 1.338(h)(10)-1 or any successor provisions.

(iv)                              Buyer and its Affiliates shall be entitled to make an election under Section 338(g) of the Code with respect to any Canadian Fleet Subsidiary acquired pursuant to this Agreement that is treated as a corporation for United States federal income Tax purposes.

(h)                                 Purchase Price Allocation.

(i)                                     Buyer and the Company shall allocate the Final U.S. Purchase Price (and other amounts properly included in the purchase price for United States federal income Tax purposes) among the assets of the Fleet Subsidiaries for all tax purposes

(including for purposes of the Section 338(h)(10) Elections).  No later than 30 days after the Final U.S. Purchase Price has been determined pursuant to Section 1.4(b), Buyer shall provide to the Company a statement setting forth such allocation (the “Tax Allocation Statement”) and shall deliver a copy of the Tax Allocation Statement to the Company.  The Tax Allocation Statement shall be reasonable and shall be prepared in good faith in accordance with the Code, applicable U.S. Treasury Regulations and any corresponding state, local or foreign Tax Law or Tax regulations.

(ii)                                  Within 30 days following the receipt of the Tax Allocation Statement, the Company shall have the right to object to such statement by written notice to Buyer.  If the Company does not so object within such time period, such statement shall be deemed to have been accepted and agreed upon, and final and conclusive, for all purposes of this Agreement.  If the Company objects to any item(s) set forth on the Tax Allocation Statement, the Company shall notify Buyer in writing of such disputed item(s) and the basis for its objection, and Buyer and the Company shall act in good faith to resolve any such dispute within the 30 day period thereafter.  If, within 30 days of the Company’s delivery of a notice of objection to the Tax Allocation Statement, the parties have not reached an agreement regarding such allocations, the dispute shall be presented to the Independent Accounting Firm, whose determination shall be final and binding on both parties and may be entered and enforced in any court having jurisdiction.  The parties shall endeavor to cause the Independent Accounting Firm to make a determination within 30 days but in no event later than five days prior to the date any Tax Return for which such allocation would be relevant is required to be filed under applicable Law.  The fees and expenses of the Independent Accounting Firm shall be paid 50% by the Company and 50% by Buyer.

(iii)                               None of Buyer or any of its Affiliates or the Company or any of its Affiliates shall take, or permit any Affiliate to take, any position for any Tax purpose (whether in connection with Audits, Tax Returns or otherwise) that is inconsistent with the final Tax Allocation Statement, except as required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Tax law).

(iv)                              In the event of any adjustments to the Final U.S. Purchase Price (made pursuant to Section 7.7 or otherwise), Buyer and the Company shall act in good faith to make appropriate adjustments to the final Tax Allocation Statement.

(i)                                     Treatment for United States Income Tax Purposes.  Each of Buyer and the Company shall treat (A) the purchase and sale of each Fleet Subsidiary that is treated as a corporation for United States federal income Tax purposes (other than the Canadian Fleet Subsidiaries) as a purchase and sale for which an election under Section 338(h)(10) of the Code has been made and (B) the purchase and sale of PHHVMS (and each of its Subsidiaries that is treated as an entity disregarded as separate from the owner of PHHVMS for United States federal income Tax purposes) as a purchase and sale of its assets, in each case for United States federal income Tax purposes and, to the greatest extent permitted by Law, for state and local income Tax purposes, and shall take no position inconsistent with such treatment on any Tax Return or in any proceeding before the Internal Revenue Service or any state and local

Governmental Authority, except as required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Tax law).  For the avoidance of doubt, nothing in this Section 4.11(i) shall limit the rights of Buyer and its Affiliates under Section 4.11(g)(iv).

(j)                                    Tax Package.  To the extent not previously provided, Buyer shall prepare and provide or cause to be prepared and provided to the Company a Tax Package relating to each PHH Group Tax Return that is unfiled as of the Closing Date and that includes any Fleet Subsidiary or the Fleet Business.  The Tax Package shall be provided to the Company as promptly as practicable but in no event later than 120 days after the Closing Date.  The Company shall reimburse Buyer for any reasonable third-party costs and expenses incurred in connection with this Section 4.11(j).

(k)                                 Section 754 Elections.  With respect to any Fleet Subsidiary that is classified as a partnership for United States federal income Tax purposes, to the extent an election under Section 754 of the Code is not in effect on the Closing Date, Buyer shall be entitled to cause such an election to be made on the Tax Return of such partnership for the taxable period which includes the Closing Date.

(l)                                     Exclusivity.  Notwithstanding anything to the contrary herein, except as otherwise provided in this Section 4.11, all issues relating to Tax matters shall be governed solely by the provisions of this Section 4.11, except that the provisions of Section 7.1  (solely as to the survival of the representations and warranties in Section 2.9), Section 7.4(d), Section 7.4(e), Section 7.4(f), Section 7.4(g), Section 7.4(h), Section 7.4(i), Section 7.6 and Section 7.7 shall apply as if such sections were set forth in this Section 4.11.

Section 4.12                             Financing; Cooperation.

(a)                                 Subject to the terms and conditions of this Agreement, Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange and consummate the Financing as soon as practicable subject to the terms and conditions described this Agreement and in the Debt Financing Agreements, including, unless otherwise agreed by the Company, using reasonable best efforts to: (i) maintain in full force and effect the Financing and the Debt Financing Agreements for the commitment period set forth therein; (ii) negotiate and enter on a reasonably timely basis into definitive financing agreements with respect to the debt financing as contemplated by the Debt Financing Agreements (as such terms may be modified in accordance with Section 4.12(c) (the “Financing Documents”) so that the Financing will be able to be consummated on the Closing Date; (iii) comply with its obligations under the applicable Debt Financing Agreements and Financing Documents, and satisfy on a reasonably timely basis the conditions applicable to Buyer contained in the applicable Debt Financing Agreements and Financing Documents so that the Financing will be able to be consummated on the Closing Date; and (iv) cause the lenders to fund the Financing pursuant to the terms of the Debt Financing Agreements on the Closing Date.  Buyer shall not (A) terminate any Debt Financing Agreement or (B) reduce the aggregate amount of the Financing available under the Debt Financing, except, in the case of each of clauses (A) and (B), (1) as expressly set forth herein or therein or (2) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned).  Buyer will furnish true, correct and complete copies of all such material definitive agreements relating the Financing to the Company promptly upon their execution if prior to the Closing Date (subject, in the case of commercially sensitive information, to redactions).

(b)                                 Buyer shall keep the Company reasonably informed on a reasonably current basis with respect to all material activity concerning the status of the Financing and its other financing activities and shall give the Company prompt notice of any material adverse change with respect to such Financing.  Without limiting the foregoing, Buyer agrees to notify the Company promptly, and in any event within two Business Days, if at any time: (i) any of the Debt Financing Agreements shall be terminated for any reason (other than as a result of the termination of this Agreement); (ii) any financing source that is a party to any Debt Financing Agreement provides written notice to Buyer that such source no longer intends to provide financing to Buyer; (iii) Buyer has Knowledge of any actual or threatened (in writing) breach, default, termination or repudiation by any party to the Debt Financing Agreements or Financing Documents or any material dispute or disagreement between or among the parties to Debt Financing Agreements or Financing Documents with respect to the obligation to fund the Financing or the amount of the Financing to be funded at Closing; or (iv) Buyer no longer believes in good faith that it will be able to obtain funds sufficient to consummate the transactions contemplated by this Agreement on the terms or within the timing described in the Debt Financing Agreements.  Buyer shall not amend, supplement, waive or otherwise modify or replace, or agree to amend, supplement, waive or otherwise modify or replace, the Debt Financing Agreements, other than as permitted pursuant to Section 4.12(c) with respect to the Debt Financing Agreements.  Upon any amendment, supplement, waiver or modification or replacement of the Debt Financing Agreements in accordance with Section 4.12(c) and this Section 4.12(b), the term “Debt Financing Agreements” shall mean the applicable documents and commitments as so amended, supplemented or modified or replaced.

(c)                                  Notwithstanding anything in this Agreement to the contrary, after the date of this Agreement but prior to the Closing, any Debt Financing Agreement may be amended, supplemented, modified, replaced or any provision thereof waived or superseded by written amendments or agreements (x) (A) to add lenders, agents, lead arrangers, purchasers or any similar entities who have not executed the Debt Financing Agreements as of the date hereof or (B) in any other manner as does not and would not reasonably be expected to materially impede the ability of Buyer or its Affiliates to timely consummate the Transactions in accordance with the terms hereof, taking into account the expected timing of the Closing or (y) replacing the existing Debt Financing Agreements (in each case, whether by amendment, supplement, modification or superseding agreement, the “Alternative Debt Financing Commitment”), if and only if any such amendment, supplement, modification, waiver or replacement described in clause (x) or (y) above: (i) does not reduce the aggregate amount of the financing to an amount that would cause Buyer not to have sufficient funds to pay the Initial U.S. Purchase Price and the Initial Canadian Purchase Price in accordance with the terms hereof and to pay all fees and expenses relating to the consummation of the transactions contemplated hereby on the Closing Date (and Buyer shall provide commitments to the Company and any financing source that is party to a Debt Financing Agreement that it intends to use the Alternative Debt Financing Commitment or other funds available to Buyer for such purpose); (ii) does not and would not reasonably be expected to impose any new or additional conditions or otherwise expand, amend, or modify any of the conditions to the Financing or any provisions in the Debt Financing Agreements or Financing Documents in a manner that (1) are materially more onerous, taken as a whole, than those conditions and terms contained in the Debt Financing Agreements as of the date hereof, (2) would reasonably be expected to materially impact the ability of Buyer to enforce its rights against the other parties to the Debt Financing Agreements or Financing Documents, or (3) would reasonably be expected to prevent or materially impede or delay the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date.  In such event, (x) the term “Debt Financing Agreement” as used herein shall be deemed to include any Alternative Debt Financing Commitment entered into in accordance with this Section 4.12(c) to the extent then in effect, and (y) the term “Financing” as used herein shall mean the debt financing contemplated by the Debt Financing Agreements as amended, modified or superseded in accordance with this Section 4.12(c).  Buyer shall promptly deliver to the Company a true, correct and complete copy of any such executed amendment, supplement, modification, waiver or replacement (subject, in the case of any commercially sensitive information, to redactions).

(d)                                 If any portion of the Financing becomes unavailable on the terms and conditions or within the timing contemplated in the Debt Financing Agreements or the Debt Financing Agreements shall be terminated or modified for any reason not in accordance with this Agreement (but without waiving any responsibility or liability for breach by Buyer of its obligations under this Agreement), then Buyer shall use its reasonable best efforts to arrange to obtain Alternative Debt Financing Commitments such that Buyer can fulfill its obligations hereunder.  The obligations under Sections 4.12(a) and (b) shall apply equally to any such Alternative Debt Financing Commitments (including any new financing commitment).  Buyer shall keep the Company reasonably informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange such Alternate Debt Financing Commitments and shall, upon request, provide true and complete copies of all documents related to the Alternate Debt Financing Commitments to the Company (subject, in the case of any commercially sensitive information, to redactions).

(e)                                  The Company shall provide reasonable cooperation to Buyer in connection with the preparation and filing of a business acquisition report (“BAR”) required to be filed by Buyer or one of its Affiliates pursuant to Part 8 (the “BAR Requirements”) of Canadian National Instrument 51-102 Continuous Disclosure Obligations (“NI 51-102”) in connection with the purchase of the Fleet Equity, and in connection with the preparation and filing by Buyer or one of its Affiliates of a short-form prospectus or prospectus supplement (the “Prospectus”) with respect to one or more financing transactions (each, a “Financing Transaction”) undertaken by Buyer pursuant to, and required to comply with, applicable Canadian securities Laws (the “Prospectus Requirements”), including using commercially reasonable efforts to:

(i)                                     provide Buyer with financial statements for the Fleet Business necessary to satisfy the BAR Requirements or the Prospectus Requirements, as applicable, other than the pro forma financial statements prescribed by Section 8.4(5) of NI 51-102, including reconciliation of financial information in such financial statements from GAAP to IFRS, to the extent required, (A) in the case of the BAR Requirements, no later than 15 days after the Closing Date, and (B) in the case of the Prospectus Requirements, no later than three days after delivery of a written request by Buyer;

(ii)                                  make available to Buyer, on reasonable notice, the material financial books and records related to the Fleet Business;

(iii)                               cause the Company’s auditor to provide to Buyer an unqualified audit opinion with respect to the financial statements referred to in Section 4.12(e)(i) and customary comfort letters to the underwriters with respect to financial information relating to the Fleet Business included in the Prospectus under the applicable Prospectus Requirements; and

(iv)                              provide the Company’s auditor with customary and required management representation letters and other customary information and documents as may be reasonably requested by such auditor in order to provide a customary auditor’s report and customary comfort letters to the underwriters;

in each case, to the extent necessary in order to allow Buyer to comply with the BAR Requirements or the Prospectus Requirements; provided that the Company’s obligations under this Section 4.12 shall (A) only apply with respect to the Financing Transactions related to the Transactions, including any refinancing of such financing, and (B) terminate on December 31, 2014.

(f)                                   Notwithstanding the foregoing, the Company or its personnel shall not be required to (i) sign any comfort letter or other consent letter relating to the financial or other information included or incorporated by reference in the BAR or the Prospectus, (ii) participate in any underwriter due diligence session, and (iii) participate in the drafting of the Prospectus and related working sessions of the working group formed by Buyer in connection with the Financing Transaction.

(g)                                  Buyer hereby agrees and acknowledges that the provision by the Company to Buyer of financial statements and other information pursuant to this Section 4.12 is made for the sole purpose of allowing Buyer to comply with the BAR Requirements or the Prospectus Requirements, and the provision of such financial or other information shall not be deemed to result in any representation or warranty from Company to Buyer unless specifically set out in this Agreement.

(h)                                 Buyer shall reimburse the Company for all third party expenses incurred by the Company in connection with the compliance by the Company with its obligations under this Section 4.12.

(i)                                     Buyer shall indemnify the Seller Indemnitees against, and agree to hold each of them harmless from any and all Damages incurred or suffered by any Seller Indemnitee to the extent arising out of or relating to the Company’s and the Seller Indemnitees’ compliance with the terms of this Section 4.12, including (i) the compliance of Buyer with the BAR Requirements or the Prospectus Requirements, (ii) any claim or Action by or on behalf of shareholders or other securityholders of Buyer with respect to the financial or other information included, or omitted to be included, in the BAR or the Prospectus, including financial or other information relating to the Fleet Business, and (iii) the Financing Transaction.

(j)                                    Nothing in this Section 4.12 shall require such cooperation to the extent it would (i) cause any condition to Closing set forth in Article V to fail to be satisfied or otherwise cause any breach of this Agreement (unless waived by Buyer) or otherwise materially impair or delay the parties’ obligations under this Agreement, including the consummation of the transactions contemplated hereby, (ii) require the Company or any of its Subsidiaries to take any action that will conflict with or violate the Company’s or any of its Subsidiaries’ organizational documents or any applicable Laws or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any material Contract to which the Company or any of its Subsidiaries is a party (in each case prior to the Closing) or (iii) result in any equity holder, officer or director of the Company or any of its Subsidiaries incurring any personal liability with respect to any matters relating to or arising out of the Financing Transaction.

(k)                                 Notwithstanding anything in this Agreement to the contrary, the Company agrees on behalf of itself and its members, Representatives and Affiliates (collectively, the “Seller Related Parties”), that the Seller Related Parties shall not assert (or support the assertion of) any claims, actions or proceedings against the lenders to any Debt Financing Agreement or Financing, whether at law or in equity, whether in contract or in tort or otherwise, arising out of or in any way relating to this Agreement, any Debt Financing Agreement or Financing or the transactions contemplated hereby or thereby, and that the lenders shall have no liability to the Seller Related Parties in connection herewith or therewith.

Section 4.13                             Agreement Not to Compete, Solicit or Hire.

(a)                                 During the period commencing on the Closing Date and expiring on the date that is two years after the Closing Date (the “Restricted Period”), the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly, compete with or engage in the Fleet Business, as currently conducted, within or for the market of North America (the “Restricted Business”); provided, however, that for the avoidance of doubt, the foregoing shall not restrict the Company or any of its Subsidiaries from in any way conducting any business or operation of any such Person other than the Fleet Business as of the date hereof, including the Company’s mortgage business; and provided further that, for such purposes, (x) no owner of less than 15% of the outstanding equity or voting interests of any Person and (y) no director (or other equivalent position on an equivalent governing body) of any Person, and (z) without limiting clause (x) hereof, no pension plan, savings plan or other similar employee benefit plan owning any equity or other interests in a Person for passive investment purposes only, in any such case shall be deemed to be engaged in the Restricted Business solely as a result of ownership of such equity or voting interests or such directorship.  For the avoidance of doubt, nothing in this Section 4.13 shall (x) restrict the Company or any of its Subsidiaries from taking any action required to be taken by it pursuant to either of the Transition Services Agreements or (y) limit any Person who purchases or otherwise acquires, in a single transaction or series of related transactions, any portion of the Company or its business other than the Fleet Business (including the mortgage business and any Subsidiaries of the Company which own or operate such business) from engaging in the Restricted Business as long as such Person was engaged in the Restricted Business at the time of such purchase or acquisition.

(b)           During the Restricted Period, the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly, solicit, influence, entice or encourage any person who at such time is a director, officer, employee or service provider of any Fleet Subsidiary or Buyer or Buyer’s Affiliates to cease or curtail his or her relationship therewith; provided, however, that the restrictions of this Section 4.13(b) shall not apply to (x) the placement of general advertisements (including without limitation in periodicals, such as newspapers and trade publications) or the use of general search firm services that are not targeted toward directors, officers or employees of any Fleet Subsidiary or Buyer or Buyer’s Affiliates or (y) directors, officers or employees of any Fleet Subsidiary or Buyer or Buyer’s Affiliates whose relationship had been terminated (other than in circumstances involving a breach of this Section 4.13(b)) for at least three months prior to such solicitation.

(c)           During the Restricted Period, the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly, hire or attempt to hire, whether as a director, officer, employee, service provider or otherwise, any person who at such time is (or within the three-month period immediately preceding such time was) a director, officer, employee or service provider of any Fleet Subsidiary or Buyer or Buyer’s Affiliates; provided, however, that the placement of general advertisements (including without limitation in periodicals, such as newspapers and trade publications) or the use of general search firm services that are not targeted toward directors, officers or employees of any Fleet Subsidiary or Buyer or Buyer’s Affiliates will not constitute an attempt to hire for the purposes of this Section 4.13(c), and hiring any employees (but not directors and officers) who respond to any such activity will not be prohibited by this Section 4.13(c).  For Canadian federal income tax purposes, the parties confirm that no portion of the Final Purchase Price is received by the Fleet Equity Sellers for a “restrictive covenant”, as that term is defined for the purposes of Section 56.4 of the ITA, granted by them.  The Parties agree that any “restrictive covenant” granted hereunder is to maintain or preserve the fair market value of the Fleet Equity.

(d)           During the period commencing on the Closing Date and expiring on the date that is one year after the Closing Date, Buyer shall not directly or indirectly, solicit, influence, entice or encourage any person who at such time is a director, officer, employee or service provider of the Company or the Non-Fleet Subsidiaries to cease or curtail his or her relationship therewith; provided, however, that the restrictions of this Section 4.13(d) shall not apply to (x) the placement of general advertisements (including without limitation in periodicals, such as newspapers and trade publications) or the use of general search firm services that are not targeted toward directors, officers or employees of the Company or any Non-Fleet Subsidiary or (y) directors, officers or employees of the Company or any Non-Fleet Subsidiary whose relationship had been terminated (other than in circumstances involving a breach of this Section 4.13(d)) for at least three months prior to such solicitation.

(e)           During the period commencing on the Closing Date and expiring on the date that is one year after the Closing Date, Buyer shall not, and shall cause its Subsidiaries not to, directly or indirectly, hire or attempt to hire, whether as a director, officer, employee, service provider or otherwise, any person who at such time is (or within the three-month period immediately preceding such time was) a director, officer, employee or service provider of the Company or any Non-Fleet Subsidiary; provided, however, that the placement of general advertisements (including without limitation in periodicals, such as newspapers and trade publications) or the use of general search firm services that are not targeted towards directors, officers or employees of the Company or any Non-Fleet Subsidiary will not constitute an attempt to hire for the purposes of this Section 4.13(e), and hiring any employees (but not directors and officers) who respond to any such activity will not be prohibited by this  Section 4.13(e).

Section 4.14          Further Assurances.  After the Closing, if the Parties determine that any Fleet Asset is held by the Company or a Non-Fleet Subsidiary, such Fleet Asset shall be transferred to a Fleet Subsidiary designated by Buyer without the payment of any additional consideration.  After the Closing, if the Parties determine that any Excluded Asset (including any Excluded Mark) is held by a Fleet Subsidiary, such asset shall be transferred to the Company or a Non-Fleet Subsidiary designated by the Company without the payment of any additional consideration.  Notwithstanding the two immediately preceding sentences, neither Buyer nor any of its Affiliates (including, after the Closing, the Fleet Subsidiaries) shall be obligated under this Section 4.14 to pay any consideration or grant any concession.  All costs and expenses arising out of compliance with this Section 4.14 shall be borne by the Company.

Section 4.15          Cooperation; Intercompany Accounts.

(a)           Prior to Closing, the Company shall cause (i) any Fleet Asset held by the Company or a Non-Fleet Subsidiary to be transferred to a Fleet Subsidiary and (ii) any Excluded Asset held by a Fleet Subsidiary to be transferred to the Company or a Non-Fleet Subsidiary.

(b)           Prior to Closing, except in the case of the Contracts set forth on Section 4.15(b) of the Company Disclosure Schedule, the Company shall cause (i) any Contract between the Company or any Non-Fleet Subsidiary, on the one hand, and any Fleet Subsidiary or the Fleet Business, on the other hand, to be terminated and (ii) any amounts owed to or by the Company or any Non-Fleet Subsidiary, on the one hand, and any Fleet Subsidiary or the Fleet Business, on the other hand, to be settled or otherwise extinguished. Amounts owed solely between Fleet Subsidiaries shall not be affected by this provision.

Section 4.16          Confidentiality.  Except as required by applicable Law or as may be reasonably necessary in connection with the prosecution or defense of any Action, the Company shall, and shall cause its Subsidiaries and its Representatives to, keep confidential all information relating to the Fleet Business, the Fleet Assets or the Fleet Subsidiaries, other than information that is generally available to the public as of the date of this Agreement or thereafter becomes generally available to the public other than as a result of a breach of this Section 4.16.  The covenant set forth in this Section 4.16 shall terminate on the date that is 18 months after the Closing Date.

Section 4.17          Undertaking Regarding New Chesapeake Transactions.  Buyer shall ensure that (a) the supplemental indenture to the Chesapeake Indenture under which each new series of investor notes will be issued by Chesapeake Funding LLC will include a provision to the effect that Buyer has assumed all of the Company’s obligations under the related Financing Program and therefore the Company will have no obligations in respect of such investor notes under such Financing Program; and (b) the terms and conditions of such a new series of investor notes will not be dependent on the performance by the Company of obligations entered into under the Financing Program prior to the Closing; provided, however, that the foregoing shall not prevent Chesapeake Funding LLC from (i) providing for terms and conditions of a new series of notes and the making of related disclosures, in each case that are consistent with the rights, remedies and obligations arising under any then outstanding series of investor notes, but only for so long as such existing series remains outstanding, and (ii) complying with the requirements of any rating agency or other third party participant whose consent or approval is a condition to such issuance and sale under the Financing Program.

ARTICLE V

CONDITIONS PRECEDENT

Section 5.1            Conditions to Each Party’s Obligation to Effect the Transactions.  The respective obligations of each Party hereto to effect the Transactions shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)           Regulatory Approvals.  All waiting periods (and any extensions thereof) applicable to the Transactions under the HSR Act and the Competition Act shall have been terminated or shall have expired, the Competition Act Compliance shall have been obtained.

(b)           No Injunctions or Restraints.  No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Transactions or making the consummation of the Transactions illegal.

(c)           Consents and Approvals.  All of the required approvals set forth on Section 5.1(c) of the Company Disclosure Schedule shall have been obtained.

(d)           Transition Services Agreement.  Each of Buyer and the Company shall deliver, or cause to be delivered, to the other each of the Transition Services Agreements, duly executed by such Party or its appropriate Affiliate as set forth therein.

(e)           Litigation.  There shall be no Action pending that, if adversely determined, would reasonably be expected to result in Buyer or any of its Subsidiaries (including any Fleet Subsidiary) becoming, and no Restraint shall be in effect that results in Buyer or any of its Subsidiaries (including any Fleet Subsidiary) being, liable for the Company’s obligations under the Notes.

Section 5.2            Conditions to Obligations of Buyer.  The obligations of Buyer to effect the Transactions are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties.  The Fundamental Representations that contain qualifications and exceptions relating to materiality or Fleet Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Closing

Date with the same effect as though made on and as of the Closing Date and the Fundamental Representations that do not contain qualifications and exceptions relating to materiality or Fleet Material Adverse Effect shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing Date (in each case except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date).  The representations and warranties of the Company set forth in this Agreement (other than the Fundamental Representations), disregarding all qualifications and exceptions contained therein relating to materiality or Fleet Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be true and correct would not have a Fleet Material Adverse Effect.

(b)           Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date (other than those covenants set forth in Section 4.12 (Financing Cooperation)).

(c)           Absence of Fleet Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred a Fleet Material Adverse Effect.

(d)           Distribution.  The Distribution shall have occurred.

(e)           Officer’s Certificate.  Buyer shall have received a certificate signed on behalf of the Company by an executive officer of the Company to the effect that the conditions set forth in Sections 5.2(a), (b), (c) and (d) have been satisfied.

(f)            Section 1445 Certificate.  Buyer shall have received a certificate from each Fleet Equity Seller, in form and substance as required under Section 1445 of the Code and the U.S. Treasury Regulations thereunder (including complying with the provisions of U.S. Treasury Regulation Section 1.1445-2(b)), stating that such Fleet Equity Seller is not a foreign person.

Section 5.3            Conditions to Obligations of the Company.  The obligation of the Company to effect the Transactions is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Buyer set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Buyer Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for such failures to be true and correct would not have a Buyer Material Adverse Effect.

(b)           Performance of Obligations of Buyer.  Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)           Officer’s Certificate.  The Company shall have received a certificate signed on behalf of Buyer by an executive officer of Buyer to the effect that the conditions set forth in Sections 5.3(a) and (b) have been satisfied.

Section 5.4            Frustration of Closing Conditions.  None of the Company or Buyer may rely on the failure of any condition set forth in Section 5.1, Section 5.2 or Section 5.3, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use its reasonable best efforts to consummate the Transactions or due to the failure of such Party to perform any of its other obligations under this Agreement.

ARTICLE VI

TERMINATION

Section 6.1            Termination.  This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing Date:

(a)           by the mutual written consent of the Company and Buyer; or

(b)           by either of the Company or Buyer:

(i)            if the Transactions shall not have been consummated on or before September 30, 2014 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 6.1(b)(i) shall not be available to a Party if the failure of the Transactions to have been consummated on or before the End Date was primarily due to the failure of such Party to perform any of its obligations under this Agreement (other than, with respect to the Company, those covenants set forth in Section 4.12 (Financing Cooperation));

(ii)           if any Restraint having the effect set forth in Section 5.1(b) shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 6.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Restraint was primarily due to the failure of such Party to perform any of its obligations under this Agreement or if such Party shall have failed to comply with its obligations under Section 4.3; or

(c)           by Buyer, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements (other than those covenants and agreements set forth in Section 4.12 (Financing Cooperation)) set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 5.2(a) or Section 5.2(b), respectively, and (B) cannot be cured by the Company by the End Date or, if capable of being cured, shall not have been cured within 30 calendar days following receipt of written notice from Buyer stating Buyer’s intention to terminate this Agreement pursuant to this Section 6.1(c) and the basis for such termination; provided that Buyer shall not have the right to terminate this Agreement pursuant to this Section 6.1(c) if it is then in material breach of any representation, warranties, covenants or other agreements hereunder; or

(d)           by the Company, if Buyer shall have breached or failed to perform any of their representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 5.3(a) or Section 5.3(b), respectively, and (B) cannot be cured by Buyer by the End Date or, if capable of being cured, shall not have been cured within 30 calendar days following receipt of written notice from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 6.1(d) and the basis for such termination; provided that, Company shall not have the right to terminate this Agreement pursuant to this Section 6.1(d) if it is then in material breach of any of its representation, warranties, covenants or other agreements hereunder.

Section 6.2            Effect of Termination.  In the event of termination of this Agreement by a Party hereto pursuant to Section 6.21 hereof, written notice thereof shall forthwith be given by the terminating Party to the other Party hereto, and this Agreement shall thereupon terminate and become void and have no effect, without any liability or obligation on the part of any Party hereto or their respective directors, officers, employees, owners, Representatives or Affiliates, and the transactions contemplated hereby shall be abandoned without further action by the Parties hereto, except that Section 4.5(a), this Section 6.2 and Article VIII shall survive the termination of this Agreement; provided, however, that this Section 6.2 shall not release any Party from any liability for any willful and material breach by such Party of any of its representations, warranties, covenants or agreements set forth in this Agreement.  The Confidentiality Agreement shall survive in accordance with its terms termination of this Agreement.

ARTICLE VII

INDEMNIFICATION

Section 7.1            Survival.  The representations and warranties of the Parties contained in this Agreement and all covenants and agreements of the Parties that are to be performed prior to the Closing shall survive the Closing until March 31, 2016; provided, however, that (a) the Fundamental Representations shall survive until the expiration of the applicable statute of limitations, (b) the Specified Tax Representation shall survive Closing until 30 days following the expiration of the applicable statute of limitations, and (c) the representations and warranties made by the Company in Section 2.9 (other than the Specified Tax Representation) shall not survive the Closing.  All of the covenants and agreements contained in this Agreement that by their nature are required to be performed after the Closing shall survive the Closing until fully performed or fulfilled, unless and only to the extent that non-compliance with such covenants or agreements is waived in writing by the Party entitled to such performance.  Notwithstanding the preceding two sentences, any breach of any covenant, agreement, representation or warranty in respect of which indemnification may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding two sentences, if notice of such breach giving rise to such right of indemnification shall have been given to the Party against whom such indemnification may be sought prior to such time.  The Parties acknowledge and agree that with respect to any claim that any Party may have against any other Party that is permitted pursuant to the terms of this Agreement, the survival periods set forth and agreed to in this Section 7.1 shall govern when any such claim may be brought and shall replace and supersede any statute of limitations that may otherwise be applicable.

Section 7.2            Indemnification.

(a)           Subject to Section 4.11 relating to Taxes and the provisions of this Article VII, including the limitations set forth in Section 7.4, effective at and after the Closing, the Company agrees to indemnify Buyer and its Affiliates (including the Fleet Subsidiaries), directors, officers, employees, successors, permitted assigns, agents and representatives (collectively, the “Buyer Indemnitees”) against and agrees to hold each of them harmless from any and all Damages incurred or suffered by any Buyer Indemnitee to the extent arising out of or relating to:

(i)            any breach of any representation or warranty of the Company in Article II of this Agreement (other than the Fundamental Representations and the representations and warranties in Section 2.9);

(ii)           any breach of any Fundamental Representation;

(iii)          any breach of any covenant or agreement made or to be performed by the Company pursuant to this Agreement; or

(iv)          any Excluded Liability.

(b)           Subject to Section 4.11 relating to Taxes and the provisions of this Article VII, including the limitations set forth in Section 7.4, effective at and after the Closing, Buyer agrees to indemnify the Fleet Equity Sellers and their respective Affiliates, directors, officers, employees, successors, permitted assigns, agents and representatives (collectively, the “Seller Indemnitees”) against and agrees to hold each of them harmless from any and all Damages incurred or suffered by any Seller Indemnitee to the extent arising out of or relating to:

(i)            any breach of any representation or warranty of Buyer in Article III of this Agreement;

(ii)           any breach of any covenant or agreement made or to be performed by Buyer pursuant to this Agreement; or

(iii)          any Assumed Liability.

(c)           For purposes of Section 7.2(a)(i) and Section 7.2(a)(ii), each of (i) the determination of whether any breach of any representation or warranty (other than the representations and warranties in Section 2.5(b) and Section 2.6(b)) has occurred and (ii) the determination of the amount of Damages arising out of or relating to any breach of any representation of warranty (other than the representations and warranties in Section 2.5(b) and Section 2.6(b)) shall be made without regard to any qualification or exception contained in such representation or warranty relating to materiality or Fleet Material Adverse Effect.

Section 7.3            Procedures.  Except with respect to Tax claims, which are solely addressed in Section 4.11, claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a)           Any Buyer Indemnitee or Seller Indemnitee seeking indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by a third party (“Third Party Claim”) in respect of any matter that is subject to indemnification under Section 7.2 shall (i) promptly notify the other Party (the “Indemnifying Party”) of the Third Party Claim (and in any event within 60 Business Days of the date on which the Indemnified Party knows or reasonably should have known of the Third Party Claim unless the Indemnifying Party is prejudiced by such delay), and (ii) as promptly as practicable transmit to the Indemnifying Party a written notice (a “Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), the basis of the Indemnified Party’s request for indemnification under this Agreement and a reasonable estimate of any Damages suffered with respect thereto.

(b)           The Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Claim.  The Indemnifying Party will promptly notify the Indemnified Party (and in any event within 60 Business Days after having received any Claim Notice) with respect to whether or not it is exercising its right to defend the Indemnified Party against such Third Party Claim.  If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third Party Claim (such election to be without prejudice to the right of the Indemnifying Party to dispute whether such claim is an indemnifiable Damage under this Article VII), then the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party, in all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 7.3(b).  The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnifying Party shall not enter into any settlement agreement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed).  Notwithstanding the foregoing, such consent shall not be required if (A) the settlement agreement contains a complete and unconditional general release by the third party asserting the Third Party Claim to all Indemnified Parties affected by the Third Party Claim, (B) the settlement agreement does not contain any sanction or restriction upon the conduct or operation of any business conducted by the Indemnified Party or its Affiliates or other equitable relief or relief for other than money damages against the Indemnified Party or its Affiliates, and (C) the settlement agreement obligates the Indemnifying Party to pay the full amount of Damages incurred thereunder.  The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 7.3(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation.

(c)           If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 7.3(b) within 20 Business Days after receipt of any Claim Notice, then the Indemnified Party shall defend itself against the applicable Third Party Claim, and be reimbursed for its reasonable cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third Party Claim with counsel selected by the Indemnified Party, in all appropriate proceedings and in good faith, which proceedings shall be prosecuted diligently by the Indemnified Party.  In such circumstances, the Indemnified Party shall defend any such Third Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed).  The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 7.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation; provided, however, if at any time the Indemnifying Party acknowledges in writing that such Third Party Claim is an indemnifiable Damage under this Article VII, the Indemnifying Party shall be entitled to assume the defense of such Third Party Claim in accordance with Section 7.3(b).

(d)           If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is actually entitled to indemnification hereunder), to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, including providing reasonable access to documents, records and information.  In addition, the Indemnified Party will make its personnel reasonably available at no cost to the Indemnifying Party for conferences, discovery, proceedings, hearings, trials or appeals as may be reasonably requested by the Indemnifying Party.  The Indemnified Party also agrees to cooperate with the Indemnifying Party and its counsel in the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person and executing powers of attorney to the extent necessary.

(e)           A claim for indemnification for any matter not involving a Third Party Claim shall be asserted by notice to the Party from whom indemnification is sought as promptly as practicable (the failure to give prompt notice shall not, however, relieve the Indemnifying Party of its indemnification obligations if such notice is provided within 20 Business Days of the date on which the Indemnified Party knows or reasonably should have known of the claim for indemnification, unless and to the extent that the Indemnifying Party is prejudiced by such delay), which notice shall describe in reasonable detail the nature of the claim and the basis of the Indemnified Party’s request for indemnification under this Agreement.

Section 7.4            Limitations on Liability.  Notwithstanding anything to the contrary in this Article VII:

(a)           the Company shall not be liable under Section 7.2(a)(i) for any breach of any representation or warranty of the Company attributable to a single course of conduct or related set of facts, events or circumstances unless the amount of Damages incurred or suffered by the Buyer Indemnitees for such breach exceeds $100,000 (“De Minimis Amount”);

(b)           the Company shall not be liable under Section 7.2(a)(i) for any breach of any representation or warranty of the Company, unless the aggregate amount of Damages incurred or suffered by the Buyer Indemnitees for such breach and all other such breaches subject to indemnification under Section 7.2(a)(i) exceeds $14,025,000 (the “Deductible”), and then only to the extent such aggregate Damages exceed such amount; provided, however, that, for the avoidance of doubt, Damages attributable to a single course of conduct or related set of facts, events or circumstances that do not exceed the De Minimis Amount pursuant to Section 7.4(a) shall not be counted towards the calculation of the Deductible;

(c)           notwithstanding anything to the contrary in this Agreement, in no event shall the Company’s aggregate liability arising out of or relating to (i) Section 7.2(a)(i) exceed $140,250,000 (the “Cap”) or (ii) Section 7.2(a)(i) and Section 7.2(a)(ii) exceed the Final Purchase Price;

(d)           In no event shall the Company be liable under Section 7.2(a) or Section 4.11 for any Damages arising from an action taken or not taken by the Company or any of its Subsidiaries at Buyer’s express written request;

(e)           no Buyer Indemnitee shall be entitled to indemnification under Section 4.11 or this Article VII against any Damages arising out of relating to any liability to the extent that such liability (or reserve therefor) has been included in the calculation of the Final U.S. Net Assets or the Final Canadian Net Assets;

(f)            each Indemnified Party shall have a duty to use commercially reasonable efforts to mitigate any Damages for which such Indemnified Party claims indemnification under this Agreement, including, with respect to the Financing Programs and Financing Agreements, pursuing such amendments, consent solicitations or asset repurchases as may be necessary or reasonably appropriate to mitigate Damages (provided that, for the avoidance of doubt, the costs of such amendments, consent solicitations or repurchases shall be Damages);

(g)           the amount of any Damages for which an Indemnified Party claims indemnification under this Agreement shall be (x) reduced by the amount of (i) any insurance proceeds actually received from third party insurers with respect to such Damages; (ii) any Tax benefit Actually Realized with respect to the Canadian Fleet Subsidiaries, which Tax benefit is attributable to such Damages or to the facts giving rise to such Damages (after deducting from such proceeds the amount of the expenses incurred by such Indemnified Party in procuring such recovery); and (iii) any indemnification, contribution, offset or reimbursement payments actually received from third parties with respect to such Damages (after deducting from such payments the amount of the expenses incurred by such Indemnified Party in procuring such recovery) and (y) increased by any Tax detriment Actually Realized by the Indemnified Party with respect to the Canadian Fleet Subsidiaries that is attributable to the receipt of indemnification payments under this Agreement in respect of such Damages; provided that such Indemnified Party shall use commercially reasonable efforts to obtain recoveries from insurers, including title insurers, and other third parties in respect of this Section 7.4(g); and provided, further, that an Indemnified Party shall use commercially reasonable efforts to cause any Tax benefit to be Actually Realized with respect to such Damages.  If an Indemnified Party (A) actually receives insurance proceeds from third party insurers with respect to such Damages, (B) has a Tax benefit Actually Realized or (C) actually receives indemnification, contribution, offset or reimbursement payments from third parties with respect to such Damages, in each case, at any time subsequent to any indemnification payment pursuant to this Agreement with respect to such Damages, then such Indemnified Party shall promptly reimburse the applicable Indemnifying Party for such indemnification payment up to such amount actually received by such Indemnified Party (after deducting from such proceeds the amount of the expenses incurred by such Indemnified Party in procuring such recovery);

(h)           in the event an Indemnified Party shall recover Damages in respect of a claim of indemnification under this Article VII or Section 4.11, no other Indemnified Party shall be entitled to recover the same Damages in respect of a claim for indemnification;

(i)            no Party shall have any liability under Article VII for, and Damages shall not include, any punitive, incidental, consequential, special or indirect Damages (including lost profits, loss in value or any damages that are based on a multiple of earnings), in each case, except to the extent any such Damages are paid or payable (and subsequently paid) with respect to a Third Party Claim as to which a Party is entitled to indemnification under this Agreement;

(j)            THE RIGHTS OF INDEMNIFICATION SET FORTH IN THIS ARTICLE VII SHALL BE ENFORCEABLE REGARDLESS OF WHETHER ANY PERSON (INCLUDING ANY INDEMNIFYING PARTY) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE INDEMNIFIED PARTY OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED ON THE INDEMNIFIED PARTY; and

(k)           no Buyer Indemnitee shall be entitled to indemnification under this Article VII against any Damage arising out of or relating to (i) a failure by any Customer or other third party obligor under or in respect of a Lease Agreement, or any third party obligor under or in respect of any other Financing Agreement, in each case, to perform, after the Closing, its obligations (including any payment obligation or any obligation to provide credit support) under or in respect of such Contract or (ii) any direct or indirect costs incurred by a Buyer Indemnitee to purchase any Fleet Asset or to make a payment in respect of any Fleet Asset, in each case as a result of such Fleet Asset becoming ineligible under a Financing Program after the Closing.

Section 7.5            Assignment of Claims(a)   .  If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 7.2 or Section 4.11 and the Indemnified Party could have recovered all or a part of such Damages from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall, to the extent permitted by Law and any pertinent Contract, assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

Section 7.6            Exclusivity.

(a)           After the Closing, the sole and exclusive remedy for any and all claims, Damages or other matters arising under, out of or related to this Agreement or the transactions contemplated hereby, other than in the case of fraud, shall be the rights of indemnification set forth in Section 4.11 and this Article VII only, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort, strict liability, equitable remedy or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the Parties to the fullest extent permitted by Law.  Notwithstanding the immediately preceding sentence, this Section 7.6(a) will not operate to interfere with or impede the operation of the covenants contained in this Agreement that by their nature are required to be performed after the Closing, with respect to a Party’s right to seek equitable remedies (including specific performance or injunctive relief).  The provisions of this Section 7.6(a), together with the covenants contained in this Agreement that by their nature are required to be performed after the Closing, were specifically bargained-for between the Company, on the one hand, and Buyer, on the other hand, and were taken into account by the Parties in arriving at the Initial U.S. Purchase Price and the Initial Canadian Purchase Price.  Each Party, respectively, specifically relied upon the provisions of this Section 7.6(a) in agreeing to the Initial U.S. Purchase Price and the Initial Canadian Purchase Price (determined in accordance with Section 1.4(a)) and in agreeing to provide the specific representations and warranties set forth in Article II (in the case of the Company) and Article III (in the case of Buyer).

(b)           Notwithstanding anything to the contrary herein, if there is fraud, then the survival periods set forth in Section 7.1 shall not apply with respect to any  remedy sought as a result of such fraud.

Section 7.7            Characterization of Indemnity Payments.  The Parties agree that any indemnification payments made pursuant to Section 4.11 or this Article VII shall be treated for all Tax purposes as an adjustment to the Final Purchase Price unless otherwise required by applicable Law.

Section 7.8            Application to Taxes.  Except as provided in Section 4.11(l) and notwithstanding anything to the contrary herein, the Parties agree that this Article VII shall not apply to Section 4.11.

ARTICLE VIII

MISCELLANEOUS

Section 8.1            Survival of Confidentiality Agreement.  The Confidentiality Agreement shall (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Closing Date.

Section 8.2            Fees and Expenses.  Except as provided in Section 4.11, Section 4.12, Section 6.2 and Article VII, whether or not the Transactions are consummated, all fees and expenses incurred in connection with the Transactions and this Agreement shall be paid by the Party incurring or required to incur such fees or expenses.

Section 8.3            Amendment or Supplement.  This Agreement may be amended or supplemented in any and all respects by written agreement of the Parties.

Section 8.4            Waiver.  Any Party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other Party, (b) extend the time for the performance of any of the obligations or acts of the other Party or (c) waive compliance by the other Party with any of the covenants or agreements contained herein or, except as otherwise provided herein, waive any of such Party’s conditions.  Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

Section 8.5            Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties; provided, however, that Buyer may assign this Agreement or any of its rights, interests or obligations hereunder to any direct or indirect wholly-owned Subsidiary of Buyer, without the prior written consent of the Company, provided that such assignment shall not release Buyer of any of its obligations or liabilities hereunder.  Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section 8.5 shall be null and void.

Section 8.6            Counterparts.  This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by electronic communication, facsimile or otherwise) to the other Party.

Section 8.7            Entire Agreement; Third-Party Beneficiaries.  This Agreement, including the Company Disclosure Schedule, and the exhibits hereto, together with the other instruments referred to herein, including the Confidentiality Agreement, (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 4.12 are not intended to and shall not confer upon any Person other than the Parties any rights or remedies hereunder.

Section 8.8            Governing Law; Jurisdiction.

(a)           This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice or conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

(b)           Each of the Parties hereto hereby agrees that: (i) any Action arising out of or relating to this Agreement shall be heard and determined exclusively in the courts of the State of New York located in New York County or any court of the United States located within the State of New York in New York County; (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (iii) a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c)           Each Party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 8.8 in any such Action by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to this Article VIII.  However, the immediately preceding sentence shall not limit the right of a Party to effect service of process on the other Party by any other legally available method.

Section 8.9            Specific Enforcement.  The Parties agree that immediate, extensive and irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached.  Accordingly, the Parties agree that, if for any reason any Party shall have failed to perform its obligations under this Agreement or otherwise breached this Agreement, then the other Party seeking to enforce this Agreement against such nonperforming Party under this Agreement shall be entitled to specific performance and the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy, and the Parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at Law or in equity.

Section 8.10          WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 8.11          Notices.  All notices, requests and other communications to any Party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled or email (which is confirmed) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses:

If to Buyer, to:

Element Financial Corporation

161 Bay Street, Suite 4600

Toronto, ON M5J 2S1

Attention:      Bradley Nullmeyer
Michel Beland
Jim Nikopoulos

Facsimile:      (888) 772-8129

Email:            bnullmeyer@elementfinancial.ca
mbeland@elementfinancial.ca
jnikopoulos@elementfinancial.ca

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

825 Eighth Avenue

New York, NY 10019

Attention:      Erik Tavzel

Facsimile:     (212) 474-3700

Email:            etavzel@cravath.com

and a copy (which shall not constitute notice) to:

Blake, Cassels & Graydon LLP

199 Bay Street, Suite 4000, Commerce Court West

Toronto, ON M5L 1A9

Attention:      David Toswell
Shlomi Feiner

Facsimile:     (416) 863-2653

Email:            david.toswell@blakes.com
                        shlomi.feiner@blakes.com

If to the Company, to:

PHH Corporation

3000 Leadenhall Road

Mt. Laurel, NJ 08054

Attention:      General Counsel

Facsimile:     (856) 917-7295

Email:            bill.brown@phh.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Ave.

New York, NY 10022

Attention:      Stephen Fraidin
Jeffrey Symons

Facsimile:     (212) 446-4900

Email:            stephen.fraidin@kirkland.com
                        jeffrey.symons@kirkland.com

and a copy (which shall not constitute notice) to:

Stikeman Elliott LLP

1155 René-Lévesque Blvd. West,

40th Floor

Montréal, QC H3B 3V2

Attention:      John W. Leopold
Claire Zikovsky

Facsimile:     (514) 397-3222

Email:            JLeopold@stikeman.com
CZikovsky@stikeman.com

or such other address, facsimile number or email as such Party may hereafter specify by like notice to the other Party hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.12          Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 8.13          Definitions.  As used in this Agreement, the following terms have the meanings ascribed to them below:

“Action” means any action, claim, suit, arbitration, investigation or proceeding, in each case by or before any Governmental Authority.

“Active Employees” has the meaning set forth in Section 4.8(b).

“Actually Realized” means, with (i) respect to any Tax benefit, any refund of Taxes that is actually received or applied against other Taxes due, or the filing of a Tax Return on which a loss, deduction, credit or increase in basis is applied to reduce the amount of Taxes that would otherwise be payable or (ii) with respect to any Tax detriment, the filing of a Tax Return on which income is recognized for Tax purposes in a manner that causes an increase in the amount of Taxes required to be paid in respect of such Tax Return, in each case other than a Tax benefit or Tax detriment in any taxable period beginning after the third anniversary of the date on which the relevant Damages were incurred.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.  For the avoidance of doubt, during the period prior to the Closing, the Affiliates of the Company include the Fleet Subsidiaries.

“Alternative Debt Financing Commitment” has the meaning set forth in Section 4.12(c).

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” has the meaning set forth in Section 4.3(a).

“Assumed Contracts” has the meaning set forth in Section 1.1(a).

“Assumed Liabilities” means the following liabilities or obligations (whether absolute, accrued, contingent or otherwise, and whether due or to become due, of the Fleet Subsidiaries and the Fleet Business: (i) all liabilities and obligations included in the calculation of Final U.S. Net Assets and Final Canadian Net Assets, (ii) all liabilities and obligations arising from the operation or conduct of the Fleet Business from and after the Closing (iii) all liabilities and obligations arising out of any Fleet Asset and (iv) all liabilities and obligations with respect to any Indebtedness of the Fleet Subsidiaries (including all liabilities and obligations incurred under or in connection with the PHH Guarantee from and after the Closing Date), excluding, in each case, (x) all liabilities or obligations relating to Taxes, (y) the Excluded Liabilities and (z) all liabilities or obligations to the extent Buyer is entitled, or would be entitled, to indemnification pursuant to Section 7.2, assuming that, irrespective of Section 7.1, all representations, warranties, covenants and agreements contained in this Agreement survive and the limitations on indemnification in Section 7.4 are disregarded.

“Assumed Plan” has the meaning set forth in Section 2.10(a).

“Audit” has the meaning set forth in Section 4.11(d)(i).

“Audited Fleet Financials” has the meaning set forth in Section 2.5(a).

“Balance Sheet Date” has the meaning set forth in Section 2.5(c).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 2.3(a).

“BAR” has the meaning set forth in Section 4.12(a).

“BAR Requirements” has the meaning set forth in Section 4.12(a).

“Benefit Plan” means (a) each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA (whether or not subject to ERISA)) or other employee benefit, pension, incentive, welfare or remuneration plan, program or arrangement, whether written or unwritten, including any stock option, stock bonus, stock ownership, stock purchase, stock appreciation right or other stock or stock-based compensation, cash bonus or incentive compensation, retirement or supplementary retirement, deferred compensation, profit sharing, severance, fringe benefit, thrift, savings, paid time off, perquisite, vacation, health or other medical, life, disability or other insurance (whether insured or self-insured), or other employee benefit plan, program or arrangement, that is currently maintained, provided by or contributed to (or required to be maintained, provided by or contributed to) by any of the Fleet Subsidiaries, the Company or any Non-Fleet Subsidiary for the benefit of any Fleet Employee (or any of their respective dependents or beneficiaries), or for which any of the Fleet Subsidiaries, the Company or any

Non-Fleet Subsidiary could reasonably be expected to have any liability with respect to the Fleet Employees, and (b) each (i) employment, deferred compensation, severance, termination, golden parachute, change in control, stay-pay, employee benefit, loan, indemnification, retention, stock repurchase, stock option, consulting or similar agreement, commitment or obligation between any Fleet Subsidiary, the Company or any Non-Fleet Subsidiary, on the one hand, and any Fleet Employee, on the other hand and (ii) trust or insurance Contract or other agreement to fund or otherwise secure payment of any compensation or benefit to be provided pursuant to any of the foregoing plans, programs or arrangements.

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC, the OSC or banks in the City of New York or the Province of Ontario are authorized or required by Law to be closed.

“Buyer” has the meaning set forth in the Preamble.

“Buyer 401(k) Plan” has the meaning set forth in Section 4.8(k).

“Buyer Board” means the board of directors of Buyer.

“Buyer Indemnitees” has the meaning set forth in Section 7.2(a).

“Buyer Material Adverse Effect” means any change, event, occurrence or effect that, individually or in the aggregate, would or would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Buyer of the Transactions.

“Buyer Tax Returns” has the meaning set forth in Section 4.11(b)(ii).

“Canadian Base Price” means $254 million.

“Canadian Fleet Subsidiaries” means the Canadian Transferred Entity and the direct and indirect Subsidiaries of the Canadian Transferred Entity, including Fleet Leasing Receivables Trust, FLR GP1 Inc., FLR GP2 Inc., FLR LP Inc. and PHH Fleet Lease Receivables LP.

“Canadian Net Assets” means, as of any date of determination, the Net Assets of the Canadian Transferred Entity and its direct and indirect Subsidiaries, as of such date and as calculated in accordance with the Financial Statement Principles.

“Canadian Pension Plans” has the meaning set forth in Section 2.10(f).

“Canadian Transferred Entity” has the meaning set forth in the Recitals.

“Cap” has the meaning set forth in Section 7.4(c).

“CBA” has the meaning set forth in Section 2.11(a).

“Chesapeake Indenture” means the Amended and Restated Base Indenture, dated as of December 17, 2008, between Chesapeake Funding LLC and The Bank of New York Mellon, as amended, together with each indenture supplement thereto.

“Claim Notice” has the meaning set forth in Section 7.3(a).

“Clayton Act” means the Clayton Act of 1914.

“Closing” has the meaning set forth in Section 1.3.

“Closing Adjustment Amounts” has the meaning set forth in Section 1.4(b)(i)(B).

“Closing Date” has the meaning set forth in Section 1.3.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Preamble.

“Company 401(k) Plan” has the meaning set forth in Section 4.8(k).

“Company Board” means the board of directors of the Company.

“Company Disclosure Schedule” has the meaning set forth in the Preamble of  Article II.

“Company SEC Documents” means all registration statements, reports and proxy statements filed by the Company with the SEC since January 1, 2013, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, as such statements and reports may have been amended since the date of their filing.

“Competition Act” has the meaning set forth in Section 4.3(a).

“Competition Act Compliance” means (a) the Commissioner of Competition (the “Commissioner”) appointed under the Competition Act has issued an advance ruling certificate pursuant to Section 102 of the Competition Act in respect of the Transactions; (b) the Commissioner has advised Buyer that the Commissioner does not intend to apply to the Competition Tribunal for an order under Section 92 of the Competition Act in respect of the Transactions and the applicable waiting period under Section 123 of the Competition Act has expired or been waived or (c) the applicable waiting period under Section 123 of the Competition Act has expired and the Commissioner has not advised the Parties that he intends to apply to the Competition Tribunal established by subsection 3(1) of the Competition Tribunal Act for an order under Section 92 or Section 100 of the Competition Act in respect of the Transactions.

“Confidentiality Agreement” has the meaning set forth in Section 4.5(a).

“Continuation Period” has the meaning set forth in Section 4.8(d).

“Contract” means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, license, arrangement, contract or other agreement.

“CPR” means the International Institute for Conflict Prevention and Resolution.

“Customer” means a party to any Lease Agreement with the Company or any of its Subsidiaries who has received a vehicle, or otherwise receives services, in each case pursuant to such Lease Agreement or any other Person who guarantees or is otherwise liable to the Company or any of its Subsidiaries for the obligations of any such party.

“Damages” means any damages, losses, liabilities, obligations, demands, Actions, Taxes, deficiencies, assessments, interest, penalties, fines, judgments, awards, costs, fees and expenses (including reasonable fees and expenses of counsel, consultants, experts and other professionals).

“De Minimis Amount” has the meaning set forth in Section 7.4(a).

“Debt Commitment Letter” has the meaning set forth in Section 3.6.

“Debt Financing Agreements” has the meaning set forth in Section 3.6.

“Deductible” has the meaning set forth in Section 7.4(b).

“Disagreement Notice” has the meaning set forth in Section 1.4(b)(ii).

“Distribution” has the meaning set forth in Section 4.6.

“Encumbrances” means any lien, encumbrance, security interest, pledge, mortgage, deed of trust, lease, sublease, license, option, easement, restriction, hypothecation, right of first offer, right of first refusal, conditional sale agreement or transfer restriction (including any restriction on transfer of title or restrictive covenant), except for transfer restrictions of general applicability as may be provided under the Securities Act, and other applicable federal or state securities Laws.

“End Date” has the meaning set forth in Section 6.1(b)(i).

“Environmental Laws” means all Laws relating to pollution or protection of the environment, including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, Release, control, or cleanup of any Hazardous Materials, as the foregoing are enacted and in effect on or prior to the Closing Date.

“Equity Interests” means (i) the shares of capital stock of a corporation, (ii) the general or limited partnership interests of any partnership, (iii) the membership or other ownership interest of any limited liability company or (iv) the equity securities or other ownership interests of any kind of any other legal entity.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Estimated Canadian Net Assets” has the meaning set forth in Section 1.4(a)(i).

“Estimated U.S. Net Assets” has the meaning set forth in Section 1.4(a)(i).

“Exchange Act” has the meaning set forth in Section 2.4.

“Excluded Asset” means any asset of the Company or any of its Subsidiaries primarily used in any business of the Company or any of its Subsidiaries, other than the Fleet Business.

“Excluded Liabilities” means the following liabilities or obligations (whether absolute, accrued, contingent or otherwise, and whether due or to become due, but excluding any liabilities or obligations related or attributable to Taxes) of the Company or any of its Subsidiaries: (i) all liabilities and obligations not included in the calculation of Final U.S. Net Assets or Final Canadian Net Assets (except to the extent such calculation includes a reserve for such liabilities or obligations), (ii) all liabilities and obligations arising from the operation or conduct of any business other than the Fleet Business, (iii) all liabilities and obligations arising out of any Excluded Asset and (iv) all liabilities and obligations with respect to any Indebtedness (other than Indebtedness of the Fleet Subsidiaries), including the Notes and the Company’s credit facilities.

“Excluded Marks” has the meaning set forth in Section 4.10(a).

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914.

“Fee Letter” has the meaning set forth in Section 3.6.

“Final Adjustment Amounts” has the meaning set forth in Section 1.4(b)(vii).

“Final Canadian Closing Adjustment” has the meaning set forth in Section 1.4(b)(x).

“Final Canadian Net Assets” has the meaning set forth in Section 1.4(b)(vii).

“Final Canadian Purchase Price” has the meaning set forth in Section 1.4(b)(x).

“Final Closing Balance Sheet” has the meaning set forth in Section 1.4(b)(vii).

“Final Compulsory Payment Amount” has the meaning set forth in Section 4.11(d)(iv).

“Final Determination” has the meaning set forth in Section 4.11(d)(iv).

“Final Purchase Price” means the sum of (i) the Final U.S. Purchase Price and (ii) the Final Canadian Purchase Price.

“Final U.S. Closing Adjustment” has the meaning set forth in Section 1.4(b)(ix).

“Final U.S. Net Assets” has the meaning set forth in Section 1.4(b)(vii).

“Final U.S. Purchase Price” has the meaning set forth in Section 1.4(b)(ix).

“Financial Statement Principles” means the accounting principles set forth on Exhibit A hereto.  With respect to any calculation of U.S. Net Assets or Canadian Net Assets for the purposes of this Agreement, no change in accounting principles shall be made from those set forth on Exhibit A hereto, including with respect to the nature of accounts or methodologies with respect to reserves or accruals.  For purposes of the preceding sentence, “changes in accounting principles” includes all changes in accounting principles, policies, practices, procedures or methodologies with respect to financial statements or their classification or presentation, as well as all changes in practices, methods, conventions or assumptions (unless required by objective changes in underlying events) utilized in making accounting estimates.  To the extent that the accounting principles set forth on Exhibit A hereto do not address or resolve the inclusion or calculation of any amount, such matters shall be determined in accordance with GAAP, applied on a consistent basis with the preparation of the Fleet Financials.

“Financing” has the meaning set forth in Section 3.6.

“Financing Agreement” means (i) each Contract relating to the Financing Programs (other than immaterial ancillary agreements and instruments) and (ii) each Contract relating to outstanding swaps, derivatives and other hedging transactions entered into by the Company or its Subsidiaries in connection with the Financing Programs.

“Financing Documents” has the meaning set forth in Section 4.12(a).

“Financing Programs” means the financing and securitization programs and transactions established directly or indirectly by or for the benefit of the Company in connection with the financing of the fleet management services of the Fleet Business.

“Financing Transaction” has the meaning set forth in Section 4.12(a).

“Fleet Asset” means any asset of the Company or any of its Subsidiaries primarily used in the Fleet Business.

“Fleet Business” has the meaning set forth in the Recitals.

“Fleet Canadian Buyer” has the meaning set forth in the Recitals.

“Fleet Canadian Equity” has the meaning set forth in the Recitals.

“Fleet Canadian Equity Seller” has the meaning set forth in the Recitals.

“Fleet Employee” means any current or former officer or employee of any Fleet Subsidiary.

“Fleet Environmental Permits” has the meaning set forth in Section 2.12.

“Fleet Equity” has the meaning set forth in the Recitals.

“Fleet Equity Sellers” has the meaning set forth in the Recitals.

“Fleet Financials” has the meaning set forth in Section 2.5(a).

“Fleet Material Adverse Effect” means any change, event, occurrence or effect that, individually or in the aggregate, would or would reasonably be expected to (a) be materially adverse to the business, results of operations or financial condition of the Fleet Business or, when used with respect to the Company, of the Company and its Subsidiaries, taken as a whole; other than any change, event, occurrence or effect to the extent, directly or indirectly, arising out of, resulting from or relating to the following:  (i) any condition, change, event, occurrence or effect in any industry in which the Fleet Business or the Company and its Subsidiaries, as applicable, operates; (ii) any enactment of, change in, or change in interpretation of any Law or GAAP; (iii) general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit or securities markets (including changes in interest or currency exchange rates) in any country or region in which the Fleet Business or the Company and its Subsidiaries, as applicable, operates; (iv) any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of terrorism, armed hostilities or war (provided, however, that any change, event, occurrence or effect resulting from, relating to or arising out of the foregoing clauses (i) through (iv), may nonetheless be taken into consideration in determining whether there has been, or would reasonably be expected to be, a Fleet Material Adverse Effect to the extent that such change, event, occurrence or effect has a disproportionate impact on the Fleet Business or the Fleet Subsidiaries, as applicable, relative to other similarly situated businesses); (v) the announcement, pendency of or performance of the Transactions, including by reason of the identity of Buyer or any communication by Buyer with respect to its plans or intentions for the Fleet Business (provided, however, that this clause (v) shall not apply to the use of Fleet Material Adverse Effect in the representations and warranties set forth in Section 2.3, Section 2.4 or Section 2.19(c) the closing condition set forth in Section 5.2(a) to the extent that such condition relates to the representations and warranties set forth in Section 2.3, Section 2.4, Section 2.10(e), Section 2.11(d) or Section 2.19(c)); (vi) any action expressly required to be taken or not taken pursuant to the terms of this Agreement (other than the first paragraph of Section 4.1(b)) or at the express written direction of Buyer; (vii) any change in the market price, or change in trading volume, of the capital stock of the Company (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Fleet Material Adverse Effect); or (viii) any failure by the Company or its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, or any changes in credit ratings and any changes in any analysts recommendations or ratings with respect to the Company or any of its Subsidiaries (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Fleet Material Adverse Effect); or (b) prevent or materially impede, interfere with, hinder or delay the consummation by the Company of the Transactions.

“Fleet Material Contract” has the meaning set forth in Section 2.15(a).

“Fleet Permits” has the meaning set forth in Section 2.8.

“Fleet Sub 1” has the meaning set forth in the Recitals.

“Fleet Sub 2” has the meaning set forth in the Recitals.

“Fleet Subsidiaries” means the Transferred Entities and the direct and indirect Subsidiaries of the Transferred Entities.  For the avoidance of doubt, all of the Persons set forth on Section 2.2 of the Company Disclosure Schedule are Fleet Subsidiaries.

“Fleet U.S. Buyer” has the meaning set forth in the Recitals.

“Fleet U.S. Equity” has the meaning set forth in the Recitals.

“Fleet U.S. Equity Sellers” has the meaning set forth in the Recitals.

“Fundamental Representations” means the representations and warranties of the Company contained in Section 2.1 (Organization and Qualification), Section 2.2 (Capitalization), Section 2.3(a) (Authority) and Section 2.17 (Brokers and Other Advisors).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any federal, state or local, domestic, foreign or multinational government, court, regulatory or administrative agency, commission, authority or other governmental instrumentality.

“Hazardous Materials” means any material, substances or waste that is regulated under any Environmental Law because of its hazardous or dangerous properties or characteristics.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IFRS” means the International Financial Reporting Standards.

“Indebtedness” means any indebtedness for borrowed money (including the issuance of any debt security), any capital lease obligations and any guarantee of any such indebtedness or debt securities of any other Person.

“Indemnified Party” has the meaning set forth in Section 7.3(a).

“Indemnifying Party” has the meaning set forth in Section 7.3(a).

“Independent Accounting Firm” has the meaning set forth in Section 1.4(b)(iv).

“Initial Canadian Purchase Price” has the meaning set forth in Section 1.4(a)(iii).

“Initial U.S. Purchase Price” has the meaning set forth in Section 1.4(a)(ii).

“Insurance Policies” has the meaning set forth in Section 2.18.

“Intellectual Property” means, in any and all jurisdictions throughout the world, all (a) patents and patent applications, (b) registered trademarks, trade names, service marks, logos, corporate names, internet domain names and any applications for registration of any of the foregoing, together with all goodwill associated with each of the foregoing, (c) registered and material unregistered copyrights, including copyrights in computer software, mask works and databases, (d) trade secrets and other proprietary know-how and (e) any other intellectual property or related proprietary rights in each case, to the extent protectable under applicable Law.

“IRS” means the U.S. Internal Revenue Service.

“ITA” means the Income Tax Act, R.S.C. 1985, c.1 (5th Supplement).

“Knowledge” means, (a) in the case of the Company, the actual knowledge, as of the date of this Agreement, of the individuals listed on Section 8.13(a) of the Company Disclosure Schedule after reasonable inquiry of their respective direct reports and (b) in the case of Buyer, the actual knowledge, as of the date of this Agreement, of the individuals listed on Section 8.13(b) of the Company Disclosure Schedule after reasonable inquiry of their respective direct reports.

“Laws” has the meaning set forth in Section 2.8.

“Lease” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company or any of its Subsidiaries leases or occupies any Leased Real Property.

“Lease Agreements” means, collectively, (i) the lease agreements entered into between the Company or any of its Subsidiaries as lessor and the Customers (including customers who have not yet received a vehicle) providing for the lease of motor vehicles, (ii) the commercial loan and security agreements entered into between the Company or any of its Subsidiaries as lender and the Customers (including customers who have not yet received a vehicle) providing for the advance of funds to pay the purchase price for motor vehicles, in either case, together with all related orders, schedules and other related documents, (iii) the servicing agreements entered into between the Company or any of its Subsidiaries and the Customers for services to be provided in respect of Fleet Assets or otherwise, including maintenance and repair, vehicle acquisition management and replacement, appraisal assistance and accident management and (iv) the guarantees or other credit support agreements entered into by the Customers or their Affiliates in favor of the Company or any of its Subsidiaries in connection with any of the agreements described in clauses (i) to (iii).

“Leased Real Property” means all leasehold or subleasehold estates, licenses or other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property which is (i) leased, subleased, licensed or otherwise contracted for and occupied by the Company or any of its Subsidiaries and (ii) used or intended to be used in the Fleet Business.

“LKE Lock-up Event” means an event, the occurrence of which (i) prohibits the exchange of vehicles under the “like-kind exchange” program contemplated in the Financing Agreements,  or (ii) causes amounts on deposit in a joint collection account to cease to be applied as required under the Financing Agreements, in each case based on a determination by a Person other than Chesapeake Finance Holdings LLC or an Affiliate thereof (for greater certainty, PHH Funding, LLC and any qualified intermediary shall not be an Affiliate for this purpose).

“Master Exchange Agreement” means the Master Exchange Agreement, dated as of March 7, 2006, by and among PHH Funding, LLC, Chesapeake Finance Holdings LLC and D.L. Peterson Trust, as amended.

“Net Assets” means, as of any date of determination, total assets minus total liabilities.

“New Plans” has the meaning set forth in Section 4.12(a).

“NI 51-102” has the meaning set forth in Section 4.12(a).

“Non-Fleet Subsidiary” means any Subsidiary of the Company other than the Fleet Subsidiaries.

“Notes” means the 9.25% Senior Notes due 2016, the 7.375% Senior Notes due 2019, the 6.375% Senior Notes due 2021, the 4.00% Convertible Notes due 2014 and the 6.00% Convertible Notes due 2017 issued by the Company.

“NYSE” means the New York Stock Exchange.

“Old Plans” has the meaning set forth in Section 4.12(a).

“OSC” means the Ontario Securities Commission.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, that is (i) owned in fee by the Company or any of its Subsidiaries and (ii) used or intended to be used in the Fleet Business.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Permitted Encumbrances” means: (a) Encumbrances reflected on the audited combined balance sheet of the Fleet Business as of the Balance Sheet Date; (b) requirements and restrictions of zoning, licensing, permitting, building and other similar Laws if no such requirements or restrictions, individually or in the aggregate, materially impair or would reasonably be expected to materially impair the continued use and operation of the property to which it relates in the conduct of the Fleet Business; (c) Encumbrances for Taxes not yet due or payable or due but not yet subject to penalty for nonpayment or that are being contested in good faith by appropriate proceedings; (d) rights to Intellectual Property granted in the ordinary course of business; (e) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s or landlords’ liens or other like Encumbrances incurred in the ordinary course of business that are not delinquent; (f) all encroachments, overlaps, overhangs, immaterial variations in area or measurement, servitudes or easements (including conservation easements and public trust easements, rights-of-way, covenants, conditions, restrictions and reservations) or any other matter which would be disclosed by an accurate survey or physical inspection of the property to which it relates if no such item, individually or in the aggregate, materially impair or would reasonably be expected to materially impair the continued use and operation of the property to which it relates in the conduct of the Fleet Business; (g) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, Government Contracts, performance and return of money bonds and similar obligations; or (h) Encumbrances resulting from securities Laws.

“Permitted Non-PHH Formative Uses” has the meaning set forth in Section 4.10(a).

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act), including a Governmental Authority.

“PHHCH” means PHH Canadian Holdings, Inc., a Delaware corporation.

“PHH Guarantee” means the Guarantee Agreement by the Company in favor of Chesapeake Finance Holdings LLC, dated as of March 7, 2006.

“PHH Group Tax Returns” has the meaning set forth in Section 4.11(b)(i).

“PHHMC” means PHH Mortgage Corporation, a New Jersey corporation.

“PHHVMS” has the meaning set forth in the Recitals.

“PHHVMSC” has the meaning set forth in the Recitals.

“Potential Contributor” has the meaning set forth in Section 7.5.

“Preliminary Adjustment Statement” has the meaning set forth in Section 1.4(b)(i).

“Preliminary Closing Balance Sheet” has the meaning set forth in Section 1.4(b)(i)(A).

“Preliminary Compulsory Payment Amount” has the meaning set forth in Section 4.11(d)(iii).

“Property Taxes” has the meaning set forth in Section 4.11(a)(iv)(A).

“Prospectus” has the meaning set forth in Section 4.12(a).

“Prospectus Requirements” has the meaning set forth in Section 4.12(a).

“Reference Canadian Net Assets” means the Canadian Net Assets as of December 31, 2013, which are set forth in Exhibit B.

“Reference U.S. Net Assets” means the U.S. Net Assets as of December 31, 2013, which are set forth in Exhibit B.

“Registered Fleet Intellectual Property” has the meaning set forth in Section 2.13.

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within any building, structure, facility or fixture, including the abandonment of drums or containers in the environment.

“Remedial Action” has the meaning set forth in Section 4.3(d).

“Representatives” means, with respect to any Person, the advisors, attorneys, accountants, consultants or other representatives (acting in such capacity) retained by such

Person or any of its Affiliates, together with directors, officers and employees of such Person and its Affiliates.

“Resolution Period” has the meaning set forth in Section 1.4(b)(iv).

“Restraints” has the meaning set forth in Section 5.1(b).

“Restricted Business” has the meaning set forth in Section 4.13(a).

“Restricted Period” has the meaning set forth in Section 4.13(a).

“Retained Plans” has the meaning set forth in Section 4.8(e).

“Review Period” has the meaning set forth in Section 1.4(b)(ii).

“Scheduled Excluded Marks” has the meaning set forth in Section 4.10(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Section 338 Forms” has the meaning set forth in Section 4.11(g)(iii).

“Section 338(h)(10) Elections” has the meaning set forth in Section 4.11(g)(i).

“Securities Act” means the Securities Act of 1933.

“Seller Indemnitees” has the meaning set forth in Section 7.2(b).

“Seller Related Parties” has the meaning set forth in Section 7.2(b).

“Sherman Act” means the Sherman Antitrust Act of 1890.

“Specified Tax Representation” means the representations and warranties of the Company contained in Section 2.9(n).

“Straddle Period” has the meaning set forth in Section 4.11(a)(i)(A).

“Subsidiary” when used with respect to any Party, means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity and more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Party or one or more Subsidiaries of such Party.  For the avoidance of doubt, during the period prior to the Closing, the Subsidiaries of the Company include the Fleet Subsidiaries.

“Takeover Proposal” has the meaning set forth in Section 4.2(c).

“Tax Allocation Statement” has the meaning set forth in Section 4.11(h)(i).

“Taxes” has the meaning set forth in Section 2.9(t).

“Tax Package” means (i) a pro forma Tax Return relating to the operations of the Fleet Subsidiaries or the Fleet Business that are required to be included in any PHH Group Tax Return; and (ii) all information relating to the operations of the Fleet Subsidiaries or the Fleet Business that is reasonably necessary to prepare and file any PHH Group Tax Return.

“Tax Returns” has the meaning set forth in Section 2.9(t).

“Third Party Claim” has the meaning set forth in Section 7.3(a).

“Third Party Consents” means any actions or non-actions, approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions; provided, however, that “Third Party Consents” do not include any actions or non-actions, approvals, consents, waivers, registrations, permits, authorizations or other confirmations from any Governmental Authority in connection with any Antitrust Law necessary, proper or advisable to consummate the Transactions as soon as practicable.

“Trademarks” means any names, trademarks, service marks, logos, slogans, trade names, Internet domain names and other indicia of origin, and all registrations and applications relating to the foregoing and the goodwill associated therewith.

“Transactions” refers collectively to this Agreement and the transactions contemplated hereby, including the purchase and sale of the Equity Interests of the Transferred Entities and the continuation of the Financing Programs (including the obtaining of the consents and amendments of the Financing Agreements contemplated hereby), in each case pursuant to the terms herein.

“Transfer Taxes” means any sales, use, stock transfer, real property transfer, transfer, stamp, registration, documentary, recording or similar duties or Taxes incurred in connection with the Transactions.

“Transferred Entities” has the meaning set forth in the Recitals.

“Transition License” has the meaning set forth in Section 4.10(b).

“Transition Period” has the meaning set forth in Section 4.10(a).

“Transition Services Agreements” means both of the Transition Services Agreements, substantially in the form attached hereto as Exhibits C and D, respectively, pursuant to which, after the Closing, the Company and its Affiliates will provide certain transition services to Buyer and its Subsidiaries with respect to the Fleet Business, and Buyer and its Affiliates will provide certain transition services to the Company and its Subsidiaries.

“Unaudited Fleet Financials” has the meaning set forth in Section 2.5(a).

“Unresolved Items” has the meaning set forth in Section 1.4(b)(v).

“U.S. Base Price” means $1,402.5 million minus the Canadian Base Price.

“U.S. Net Assets” means, as of any date of determination, the Net Assets of the Fleet Business minus the Canadian Net Assets, in each case as of such date and as calculated in accordance with the Financial Statement Principles.

“U.S. Transferred Entities” has the meaning set forth in the Recitals.

“Workers’ Compensation Event” has the meaning set forth in Section 4.8(g).

Section 8.14          Interpretation.

(a)           When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

(b)           The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c)           Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(d)           The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e)           The word “will” shall be construed to have the same meaning as the word “shall”.

(f)            The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”.

(g)           The word “or” shall not be exclusive.

(h)           Except as otherwise provided herein, all references to dollar amounts are stated in U.S. dollars.

(i)            All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(j)            Any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes ; provided, however, that any agreement or instrument listed on or referred to in the Company Disclosure Schedule shall indicate whether such agreement or instrument has been amended, modified or supplemented.  Any statute defined or referred to herein includes the rules and regulations promulgated thereunder.

(k)           References to a Person are also to its permitted assigns and successors.

(l)            The Parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PHH CORPORATION

By:	/s/ Glen A. Messina
Name: Glen A. Messina
Title: President and Chief Executive Officer

ELEMENT FINANCIAL CORPORATION

By:	/s/ Bradley Nullmeyer
Name: Bradley Nullmeyer
Title: President